            THE CLARIDGE HOTEL AND CASINO CORPORATION
                              Issuer



             THE CLARIDGE AT PARK PLACE, INCORPORATED
                            Guarantor



                     _______________________



                ___% First Mortgage Notes Due 2002



                     _______________________



                            INDENTURE

                 Dated as of _____________, 1994



                     _______________________



                IBJ SCHRODER BANK & TRUST COMPANY
                            as Trustee

                      CROSS-REFERENCE TABLE


   Trust Indenture                                    Indenture
   Act Section                                         Section

   310(a)(1) . . . . . . . . . . . . . . . . . .           7.10
      (a)(2) . . . . . . . . . . . . . . . . . .    7.10; 12.10
      (a)(3) . . . . . . . . . . . . . . . . . .           N.A.
      (a)(4) . . . . . . . . . . . . . . . . . .           N.A.
      (b)  . . . . . . . . . . . . . . . . . . .     7.08; 7.10
      (c)  . . . . . . . . . . . . . . . . . . .           N.A.
   311(a)  . . . . . . . . . . . . . . . . . . .           7.11
      (b)  . . . . . . . . . . . . . . . . . . .           7.11
      (c)  . . . . . . . . . . . . . . . . . . .           N.A.
   312(a)  . . . . . . . . . . . . . . . . . . .           2.05
      (b)  . . . . . . . . . . . . . . . . . . .          12.03
      (c)  . . . . . . . . . . . . . . . . . . .          12.03
   313(a)  . . . . . . . . . . . . . . . . . . .           7.06
      (b)(1) . . . . . . . . . . . . . . . . . .           7.06
      (b)(2) . . . . . . . . . . . . . . . . . .           7.06
      (c)  . . . . . . . . . . . . . . . . . . .    7.06; 12.02
      (d)  . . . . . . . . . . . . . . . . . . .           7.06
   314(a)  . . . . . . . . . . . . . . . . . . .           4.02
      (b)  . . . . . . . . . . . . . . . . . . .          10.02
      (c)(1) . . . . . . . . . . . . . . . . . .          12.04
      (c)(2) . . . . . . . . . . . . . . . . . .          12.04
      (c)(3) . . . . . . . . . . . . . . . . . .           N.A.
      (d)  . . . . . . . . . . . . . . . . . . .          10.04
      (e)  . . . . . . . . . . . . . . . . . . .          12.05
      (f)  . . . . . . . . . . . . . . . . . . .           N.A.
   315(a)  . . . . . . . . . . . . . . . . . . .        7.01(b)
      (b)  . . . . . . . . . . . . . . . . . . .    7.05; 12.02
      (c)  . . . . . . . . . . . . . . . . . . .        7.01(a)
      (d)  . . . . . . . . . . . . . . . . . . .        7.01(c)
      (e)  . . . . . . . . . . . . . . . . . . .           6.11
   316(a)(last sentence) . . . . . . . . . . . .           2.09
      (a)(1)(A)  . . . . . . . . . . . . . . . .           6.05
      (a)(1)(B)  . . . . . . . . . . . . . . . .           6.04
      (a)(2) . . . . . . . . . . . . . . . . . .           N.A.
      (b)  . . . . . . . . . . . . . . . . . . .           6.07
   317(a)(1) . . . . . . . . . . . . . . . . . .           6.08
      (a)(2) . . . . . . . . . . . . . . . . . .           6.09
      (b)  . . . . . . . . . . . . . . . . . . .           2.04
   318(a)  . . . . . . . . . . . . . . . . . . .          12.01

   N.A. means not applicable.



*This Cross-Reference Table is not part of the Indenture.

                         TABLE OF CONTENTS


                                                              Page


                             ARTICLE I
                          DEFINITIONS AND
                     INCORPORATION BY REFERENCE

Section  1.01  Definitions  . . . . . . . . . . . . . . . .
         1.02  Incorporation by Reference of Trust
               Indenture Act  . . . . . . . . . . . . . . .
         1.03  Rules of Construction  . . . . . . . . . . .


                             ARTICLE II
                             THE NOTES

Section  2.01  Form and Dating  . . . . . . . . . . . . . .
         2.02  Execution and Authentication . . . . . . . .
         2.03  Registrar and Paying Agent . . . . . . . . .
         2.04  Paying Agent to Hold Money in Trust  . . . .
         2.05  Noteholder Lists . . . . . . . . . . . . . .
         2.06  Transfer and Exchange  . . . . . . . . . . .
         2.07  Replacement Notes  . . . . . . . . . . . . .
         2.08  Outstanding Notes  . . . . . . . . . . . . .
         2.09  Treasury Notes . . . . . . . . . . . . . . .
         2.10  Temporary Notes  . . . . . . . . . . . . . .
         2.11  Cancellation . . . . . . . . . . . . . . . .
         2.12  Defaulted Interest . . . . . . . . . . . . .


                            ARTICLE III
                REDEMPTIONS AND OFFERS TO REPURCHASE

Section  3.01  Notices to Trustee . . . . . . . . . . . . .
         3.02  Selection of Notes to be Redeemed  . . . . .
         3.03  Notice of Redemption . . . . . . . . . . . .
         3.04  Effect of Notice of Redemption . . . . . . .
         3.05  Deposit of Redemption Price  . . . . . . . .
         3.06  Notes Redeemed in Part . . . . . . . . . . .
         3.07  Optional Redemption  . . . . . . . . . . . .
         3.08  Redemption Pursuant to Casino Control Act  .
         3.09  Mandatory Redemption . . . . . . . . . . . .
         3.10  Annual Excess Cash Tender  . . . . . . . . .
         3.11  Purchase Offer . . . . . . . . . . . . . . .

                                                              Page


                             ARTICLE IV
                             COVENANTS

Section  4.01  Payment of Notes . . . . . . . . . . . . . .
         4.02  SEC Reports, Financial Reports . . . . . . .
         4.03  Compliance Certificate . . . . . . . . . . .
         4.04  Stay, Extension and Usury Laws . . . . . . .
         4.05  Corporate Existence; Compliance
                 With Laws  . . . . . . . . . . . . . . . .
         4.06  Use of Proceeds  . . . . . . . . . . . . . .
         4.07  Limitations on Liens . . . . . . . . . . . .
         4.08  Limitation on Indebtedness . . . . . . . . .
         4.09  Limitation on Restricted Payments  . . . . .
         4.10  Asset Sales  . . . . . . . . . . . . . . . .
         4.11  Limitation on Transactions with Affiliates .
         4.12  Transactions with the Partnership;
               Unification Transaction  . . . . . . . . . .
         4.13  Limitation on Dividends and Other
               Payment Restrictions Affecting
               Subsidiaries . . . . . . . . . . . . . . . .
         4.14  Change of Control  . . . . . . . . . . . . .
         4.15  Additional Subsidiary Guaranties . . . . . .
         4.16  Limitation on Business Activities of the
               Company and the Subsidiaries . . . . . . . .
         4.17  Insurance  . . . . . . . . . . . . . . . . .
         4.18  Investment Company Act . . . . . . . . . . .
         4.19  Related Documents  . . . . . . . . . . . . .
         4.20  Further Assurances . . . . . . . . . . . . .
         4.21  Redesignation of Non-Recourse Subsidiary . .
         4.22  Duty of Cooperation  . . . . . . . . . . . .
         4.23  Further Property . . . . . . . . . . . . . .


                             ARTICLE V
                             SUCCESSORS

Section  5.01  Consolidation, Merger or Sale of Assets  . .
         5.02  Successor Corporation Substituted  . . . . .


                             ARTICLE VI
                       DEFAULTS AND REMEDIES

Section  6.01  Events of Default  . . . . . . . . . . . . .
         6.02  Acceleration . . . . . . . . . . . . . . . .
         6.03  Other Remedies . . . . . . . . . . . . . . .
         6.04  Waiver of Defaults . . . . . . . . . . . . .
         6.05  Control by Majority  . . . . . . . . . . . .

                                                              Page


         6.06  Limitation on Suits  . . . . . . . . . . . .
         6.07  Rights of Noteholders to Receive Payment . .
         6.08  Collection Suit by Trustee . . . . . . . . .
         6.09  Trustee May File Proofs of Claim . . . . . .
         6.10  Priorities . . . . . . . . . . . . . . . . .
         6.11  Undertaking for Costs  . . . . . . . . . . .
         6.12  Management of the Existing Hotel Casino  . .


                            ARTICLE VII
                              TRUSTEE

Section  7.01  Duties of Trustee  . . . . . . . . . . . . .
         7.02  Rights of Trustee  . . . . . . . . . . . . .
         7.03  Individual Rights of Trustee . . . . . . . .
         7.04  Trustee's Disclaimer . . . . . . . . . . . .
         7.05  Notice of Acceleration . . . . . . . . . . .
         7.06  Reports by Trustee . . . . . . . . . . . . .
         7.07  Compensation and Indemnity . . . . . . . . .
         7.08  Replacement of Trustee . . . . . . . . . . .
         7.09  Successor Trustee by Merger, etc.  . . . . .
         7.10  Eligibility, Disqualification  . . . . . . .
         7.11  Preferential Collection of Claims
               Against the Company  . . . . . . . . . . . .
         7.12  Co-Trustee . . . . . . . . . . . . . . . . .


                            ARTICLE VIII
                       DISCHARGE OF INDENTURE

Section  8.01  Defeasance and Discharge of this
               Indenture and the Notes  . . . . . . . . . .
         8.02  Conditions to Defeasance . . . . . . . . . .
         8.03  Application of Trust Money . . . . . . . . .
         8.04  Repayment to Company . . . . . . . . . . . .
         8.05  Indemnity for Government Obligations . . . .
         8.06  Reinstatement  . . . . . . . . . . . . . . .


                             ARTICLE IX
                             AMENDMENTS

Section  9.01  Without the Consent of Noteholders . . . . .
         9.02  With Consent of Noteholders  . . . . . . . .
         9.03  Consideration for Consent  . . . . . . . . .
         9.04  Compliance with Trust Indenture Act  . . . .
         9.05  Revocation and Effect of Consents  . . . . .
         9.06  Notation on or Exchange of Notes . . . . . .

                                                              Page


         9.07  Trustee Protected  . . . . . . . . . . . . .


                             ARTICLE X
                              SECURITY

Section 10.01  Security . . . . . . . . . . . . . . . . . .
        10.02  Recording, etc.  . . . . . . . . . . . . . .
        10.03  Protection of the Trust Estate . . . . . . .
        10.04  Release of Lien  . . . . . . . . . . . . . .


                             ARTICLE XI
                       SUBSIDIARY GUARANTIES

Section 11.01  Subsidiary Guaranties  . . . . . . . . . . .
        11.02  Discharge Only Upon Payment In
               Full; Reinstatement In Certain
               Circumstances  . . . . . . . . . . . . . . .
        11.03  Waiver by the Guarantors . . . . . . . . . .
        11.04  Subrogation; Contribution  . . . . . . . . .
        11.05  Stay of Acceleration . . . . . . . . . . . .


                            ARTICLE XII
                           MISCELLANEOUS

Section 12.01  Trust Indenture Act Controls . . . . . . . .
        12.02  Notices  . . . . . . . . . . . . . . . . . .
        12.03  Communication by Noteholders with Other
               Noteholders  . . . . . . . . . . . . . . . .
        12.04  Certificate and Opinion as to Conditions
               Precedent  . . . . . . . . . . . . . . . . .
        12.05  Statements Required in Certificate or
               Opinion  . . . . . . . . . . . . . . . . . .
        12.06  Rules by Trustee, the Registrar and
               Paying Agents  . . . . . . . . . . . . . . .
        12.07  Legal Holidays . . . . . . . . . . . . . . .
        12.08  No Recourse Against Others . . . . . . . . .
        12.09  Counterparts . . . . . . . . . . . . . . . .
        12.10  Variable Provisions  . . . . . . . . . . . .
        12.11  Governing Law  . . . . . . . . . . . . . . .
        12.12  No Adverse Interpretation of Other
               Agreements . . . . . . . . . . . . . . . . .
        12.13  Successors . . . . . . . . . . . . . . . . .
        12.14  Severability . . . . . . . . . . . . . . . .
        12.15  Table of Contents, Headings, Etc.  . . . . .
        12.16  Benefits of Indenture  . . . . . . . . . . .

                                                              Page


        12.17  Amendment to Related Documents . . . . . . .
        12.18  Casino Control Act . . . . . . . . . . . . .

                                                              Page



                              EXHIBITS


EXHIBIT A  -- Form of Note  . . . . . . . . . . . . . . . .    A-1

EXHIBIT B  -- Collateral Trust Agreement  . . . . . . . . .    B-1

             INDENTURE dated as of ________________, 1994 by
   and among THE CLARIDGE HOTEL AND CASINO CORPORATION, a New York corporation, as issuer (the "Company"), THE CLARIDGE AT PARK PLACE, INCORPORATED, a New Jersey corporation, as guarantor (the "Guarantor"), and IBJ SCHRODER BANK & TRUST COMPANY, a banking corporation organized and existing under the laws of the State of New York, as trustee (the "Trustee").


                      W I T N E S S E T H :


             Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company's ___% First Mortgage Notes due
   2002 (the "Notes"):


                            ARTICLE I

                         DEFINITIONS AND
                    INCORPORATION BY REFERENCE

             Section 1.01.  Definitions.

             "Adjusted EBITDA" means, with respect to the Company at any date, the amount which is equal to (a) the Consolidated Net Income of the Company plus (b) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing Consolidated Net Income), plus
   (c) provision for taxes based on income or profits to the extent such provision for taxes was included in computing Consolidated Net Income, plus (d) consolidated interest expense for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, amortization of deferred financing charges and the interest component of capital lease obligations), to the extent such expense was deducted in computing Consolidated Net Income, plus (e) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period and excluding any such non-cash charge that is included in consolidated interest expense or consolidated tax expense) of such person to the extent such depreciation, amortization and other non-cash charges were deducted in computing Consolidated Net Income, plus (f) Rent Expense to the Partnership, plus (g) Reinvestment Obligation Expenses, less (h) Interest from the Partnership, in the case of each of (a) through (h) for the Reference Period, less (i) Net Partnership Payments for the Adjustment Period, in each case, on a consolidated basis and determined in accordance with GAAP.

             "Adjusted Fixed Charges" means, with respect to the Company at any date, the sum of (a) consolidated interest expense of the Company for the Reference Period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments and the interest component of capital leases but excluding amortization of deferred financing fees and excluding capitalized interest and interest on the Loan from the Partnership), plus (b) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a Subsidiary) on any series of preferred stock, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

             "Adjusted Fixed Charge Coverage Ratio" means, with respect to the Company and its Restricted Subsidiaries at any date, the ratio of (A) Adjusted EBITDA of the Company and its Restricted Subsidiaries at such date to (B) Adjusted Fixed Charges of the Company and its Restricted Subsidiaries for the Reference Period, provided that (a) in the event that the Company or any of its Subsidiaries (other than any Non-Recourse Subsidiary) incurs, assumes, guaranties or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the Reference Period but prior to the event for which the calculation of the Adjusted Fixed Charge Coverage Ratio is made, then the Adjusted Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guaranty or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable period, (b) in making such computation, the Fixed Charges attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period, (c) in making such computation, the Fixed Charges attributable to interest on any Indebtedness under a revolving credit facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period, (d) in the event that the Company or any of its Restricted Subsidiaries consummates a material acquisition or an Asset Sale subsequent to the commencement of the Reference Period, then the Adjusted Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale (including the incurrence of any Indebtedness in connection therewith), as if the same had occurred at the beginning of the applicable period, and (e) in the event that the Company or any of its Restricted Subsidiaries purchases any assets or property which was previously leased by the Company or any of its Restricted Subsidiaries subsequent to the commencement of the Reference Period but prior to the event for which the calculation of the Adjusted Fixed Charge Coverage Ratio is made, then the Adjusted Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such purchase as if the same had occurred at the beginning of the applicable period.

             "Adjusted Indebtedness" means, with respect to the Company and its Restricted Subsidiaries as any date, (i) the amount of Indebtedness outstanding, less (ii) cash, cash equivalents and Marketable Securities, as would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date prepared in accordance with GAAP.

             "Adjustment Period" means the Reference Period unless Net Partnership Payments for the Subsequent Period are greater than Net Partnership Payments for the Reference Period, in which case it means the Subsequent Period.

             "Affiliate" of any specified person means any other individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government or other entity of any kind directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

             "Affiliate Transaction" shall have the meaning provided in Section 4.11 hereof.

             "Agent" means each Registrar, Paying Agent or
   Authenticating Agent.

             "Applicable Premium" means, with respect to any Note called for redemption by the Company pursuant to
   Section 3.09 or in respect of which a Notice of Acceleration has been given as contemplated by Section 6.01, the greater of (i) 100% of the then outstanding principal amount of such Note, and (ii) the difference of (A) the present value of all required interest and principal payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 75 basis points, minus (B) the then outstanding principal amount of such Note, minus (C) any accrued and unpaid interest paid on each Note on the redemption date.

             "Asset Sale" means (i) any sale, lease, transfer, conveyance or other disposition of any assets (including by way of sale-and-leaseback) other than the sale or transfer of inventory or goods held for sale in the ordinary course of business and other than any sale, lease, transfer, conveyance or other disposition of assets, goods, inventory or equipment that have become obsolete (provided that the term "Asset Sale" shall not include any transaction which is governed by the provisions of Section 4.14 or 5.01 hereof);
   (ii) any issuance, sale, lease, transfer, conveyance or other disposition of any equity securities of any of its Subsidiaries (other than a Non-Recourse Subsidiary) to any person other than the Company or any wholly owned Subsidiary (other than a Non-Recourse Subsidiary); or (iii) any Event of Loss, in each case, whether in a single transaction or a series of related transactions, that in the case of each of clauses (i), (ii) and (iii), (a) involves assets having a fair market value in excess of $3 million or (b) results in Net Proceeds in excess of $3 million.

             "Asset Sale Offer" shall have the meaning provided in Section 4.10 hereof.

             "Assignment of Leases and Rents and Other Contract Rights" means that certain Assignment of Leases, Rents and Other Contract Rights from CPPI in favor of the Collateral Trustee (for the benefit of the Noteholders), dated as of the date hereof, substantially in the form of Exhibit M to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted by this Indenture.

             "Authenticating Agent" shall have the meaning provided in Section 2.02 hereof.

             "Board of Directors" means the Board of Directors of the Company, the Guarantor, or any subsidiary thereof, as the context may require, or any duly appointed committee of such Board.

             "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company, the Guarantor, or any Subsidiary thereof, as the context may require, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such Certification.

             "Business Day" means any day that is not a Legal
   Holiday.

             "Capital Expenditures" means the Company's expenditures for gaming equipment and all FF&E Loans.

             "Capital Stock" means any and all shares, interests, participations, rights or other equivalents
   (however designated) of corporate stock, including, without limitation, partnership interests.

             "Cash Offer Amount" shall have the meaning provided in Section 3.10 hereof.

             "Casino Assets" means the casino license and gaming equipment of the Existing Hotel Casino, which as of the date hereof are owned by CPPI.

             "Casino Control Act" means the New Jersey Casino
   Control Act, as amended from time to time, or any successor provision of law, and the regulations promulgated thereunder.

             "Casino Control Commission" means the New Jersey
   Casino Control Commission or successor agency or authority under the Casino Control Act.

             "Change of Control" means the occurrence of any of the following events: (i) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of (x) the Company and its Subsidiaries or (y) the Partnership; (ii) the liquidation or dissolution of the Company or CPPI; (iii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy vote, written notice or otherwise) the acquisition by any "person" or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provisions to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Company's Existing Management, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power entitled to vote in the election of the Board of Directors of the Company or such person surviving the transaction; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office; (v) and the Company fails to own, directly or indirectly, 100% of the capital stock of CPPI or 100% of the capital stock of any other person holding a gaming license to operate the Existing Hotel Casino; or (vi) the ownership of the Existing Hotel Casino by any entity other than the Partnership, the Company, CPPI or any successor entity or Subsidiary or Affiliate of any of them; provided, however, that a Unification Transaction effected in accordance with the provisions of Section 4.12 hereof shall not constitute a Change of Control.

             "Change of Control Offer" shall have the meaning provided in Section 4.14 hereof.

             "Change of Control Price" shall have the meaning provided in Section 4.14 hereof.

             "Claridge Lease" means, collectively, the
   Operating Lease dated October 31, 1983 between the
   Partnership and CPPI, as amended, and the Expansion
   Operating Lease dated March 17, 1986 between the Partnership and CPPI, as amended, and any replacements, extensions or renewals thereof on terms no less favorable in the aggregate to CPPI.

             "Claridge Lease Payments" means, with respect to the Company and its Restricted Subsidiaries for any period, payments made or, if not yet made, scheduled to be made or reasonably projected in good faith by the Board of Directors of the Company to be made as evidenced by an Officer's Certificate, in such period by the Company and its Restricted Subsidiaries to the Partnership in respect of the Claridge Lease.

             "Collateral" means any property or assets of the Company, the Guarantor, the Partnership or any of their Subsidiaries in respect of which a Lien is purported to be granted pursuant to any of the Related Documents.

             "Collateral Trust Agreement" means that certain Collateral Trust Agreement by and among the Company, CPPI, the Partnership and the Collateral Trustee, dated as of the date hereof, substantially in the form of Exhibit B hereto, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "Collateral Trustee" means (i) IBJ Schroder Bank & Trust Company in its capacity as collateral trustee under the Collateral Trust Agreement, and any co-trustee appointed pursuant to Article VI thereunder, in its capacity as such, together with their respective successors in such capacities, or (ii) in respect of any Collateral as to which any separate trustee for the Secured Parties shall be appointed pursuant to Article VI thereunder, such separate trustee in its capacity as such, and any successor in such capacity.

             "Commencement Date" means the date on which an Excess Cash Offer, Asset Sale Offer or Change in Control Offer is required to be commenced under the applicable provisions of Section 3.10, 4.10 or 4.13 hereof, as the case may be.

             "Company Pledge Agreement" means that certain Pledge Agreement, by the Company in favor of the Collateral Trustee for the benefit of the Noteholders, dated as of the date hereof, substantially in the form of Exhibit B to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a wholly owned Subsidiary; (ii) the Net Income of any person that is a Subsidiary (other than a Restricted Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent person directly or indirectly through one or more

   Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the referent person; (iii) the Net Income of any person acquired in a pooling of interests transaction for any person on the date of such acquisition shall be excluded; and (iv) the cumulative effect of a change in accounting principles shall be excluded.

             "Consolidated Net Worth" means, with respect to any person, the sum of (i) the consolidated equity of the common stockholders of such person and its consolidated Subsidiaries plus (ii) the respective amounts reported on such person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of Indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person, (y) all investments in unconsolidated Subsidiaries and in persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

             "Contemplated Expansion" means the expansion to the Existing Hotel Casino contemplated as of the date of the final prospectus relating to the Notes, consisting of the addition of (i) approximately 6,000 square feet of casino space for up to 550 new slot machines, (ii) a 6,600 square foot poker and simulcast area for pari-mutuel wagering and
   (iii) a self-parking garage, or any replacement expansion of or addition to any of the foregoing.

             "Contingent Payment" means the rights originally granted to Del Webb Corporation under Section 6 of the Restructuring Agreement dated October 27, 1988 among the Company, CPPI, the Partnership, Del Webb Corporation, First Fidelity Bank, N.A. and others to receive certain amounts upon, among other things, a sale or refinancing of the Existing Hotel Casino.

             "CPPI" means The Claridge at Park Place,
   Incorporated, a New Jersey corporation, and its successors.

             "CPPI Cash Collateral Pledge Agreement" means that certain Cash Collateral Pledge Agreement dated as of the date hereof by CPPI in favor of the Collateral Trustee (for the benefit of the Noteholders), substantially in the form of Exhibit D to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "CPPI Collateral Assignment" means that certain Collateral Assignment of the Expandable Wraparound Mortgage and Security Agreement from CPPI in favor of the Collateral Trustee (for the benefit of the Noteholders), dated as of the date hereof, substantially in the form of Exhibit G to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted by this Indenture.

             "CPPI Pledge Agreement" means that certain Pledge Agreement dated as of the date hereof by CPPI in favor of the Collateral Trustee (for the benefit of the Noteholders), substantially in the form of Exhibit C to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "CPPI Security Agreement" means that certain
   Security Agreement dated as of the date hereof by CPPI in favor of the Collateral Trustee (for the benefit of the Noteholders), substantially in the form of Exhibit E to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "CPPI Trademark Security Agreement" means that certain Trademark Security Agreement dated as of the date hereof by CPPI in favor of the Collateral Trustee (for the benefit of the Noteholders), substantially in the form of Exhibit F to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "Custodian" shall have the meaning provided in
   Section 6.01 hereof.

             "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

             "Disqualified Holder" shall have the meaning provided in Section 3.08 hereof.

             "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes.

             "Division of Gaming Enforcement" means the Division of Gaming Enforcement of the Casino Control
   Commission or successor agency or authority under the Casino
   Control Act.

             "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that its convertible into, or exchangeable for Capital Stock), and the Contingent Payment or any portion thereof.

             "Event of Default" shall have the meaning provided in Section 6.01 hereof.

             "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain or navigational servitude; or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or assets.

             "Excess Cash" means, with respect to any year, the Company's Adjusted EBITDA for that year, less the aggregate of the following items, to the extent paid or during that year: (i) federal and state income taxes; (ii) cash interest; (iii) Capital Expenditures; and (iv) Reinvestment Obligation Payments, plus (or minus) the net amount of any increase (or decrease) during that year in the amount of the Company's working capital, all as would be shown on the Company's financial statements.

             "Excess Cash Offer" shall have the meaning provided in Section 3.10 hereof.

             "Excess Non-Recourse Subsidiary Cash Proceeds" means 50% of the sum of (x) all cash received by the Company or any wholly owned Subsidiary (other than a Non-Recourse Subsidiary) from any Non-Recourse Subsidiary, less (y) such cash that is or may be required to be returned or repaid to such Non-Recourse Subsidiary or is otherwise reinvested (or set aside for reinvestment) in any Non-Recourse Subsidiary, less (z) $10.0 million.

             "Excess Proceeds" shall have the meaning provided in Section 4.10 hereof.

             "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

             "Existing Hotel Casino" means The Claridge Hotel and Casino located in Atlantic City, New Jersey.

             "Existing Indebtedness" means Indebtedness of the Company or its Subsidiaries in existence on the date of this Indenture, other than Indebtedness being repaid with the net proceeds from the sale of the Notes, until such amounts are repaid.

             "Existing Management" means the persons who at the Issue Date are directors or executive officers of the Company.

             "Financing Documents" means, collectively, the
   Related Documents and this Indenture.

             "FF&E Loans" means loans made by CPPI to the Partnership under the Wraparound Mortgage to fund the purchase of capital items.

             "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

             "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any sate, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the New Jersey Casino Control Commission, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

             "Gaming Business Purchase Money Obligations" means
   Indebtedness incurred in respect of the purchase or construction of property, plant or equipment in the Gaming
   Related Business.

             "Gaming Permits" means every license, franchise, permit or other authorization on the date of this Indenture or thereafter required to own, lease, operate or otherwise conduct casino gaming at any casino property including, without limitation, all such licenses granted under the Casino Control Act with respect to the Existing Hotel Casino, the regulations of the Gaming Authority and other applicable laws.

             "Gaming Related Business" means any enterprise or activity the principal purpose of which is to engage in the gaming business or any other business necessary for, incident to, connected with or arising out of the gaming business (including developing and operating lodging facilities, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto).

             "Guarantor" means CPPI and any other Subsidiary that executes a Subsidiary Guaranty in accordance with the provisions of the Indenture, and their respective successors and assigns.

             "Hedging Obligations" means, with respect to any person, the obligations of such person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

             "Holder" or "Noteholder" means a Person in whose name a Note is registered.

             "Hotel Assets" means the buildings, parking facility and non-gaming, depreciable, tangible personal property, and the underlying land of the Existing Hotel
   Casino which are owned by the Partnership and leased to CPPI.

             "Indebtedness" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;
   (ii) all capitalized lease obligations of such person;

   (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses
   (i), (ii) and (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such person with respect to the redemption, repayment or other repur-chase of any Disqualified Stock (but excluding any accrued distributions or dividends); (vi) all obligations existing at the time under Hedging Obligations, foreign currency hedges and similar agreements; (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons and all dividends and distributions of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise or in respect of which such person has issued an Investment Guaranty; and (viii) all obligations of the type referred to in clause (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligations so secured.

             "Indenture" means this Indenture as amended, supplemented or modified from time to time as permitted hereby.

             "Intercreditor Agreements" means the various
   Intercreditor Agreements, forms of which are attached as exhibits K-1 and K-2 to the Collateral Trust Agreement.

             "Interest from the Partnership" means, for any period, Wraparound Mortgage Payments to the extent such Wraparound Mortgage Payments are, were or would be included in computing Consolidated Net Income for such period.

             "Investment Guaranty" means, with respect to any person, any direct or indirect liability, contingent or otherwise, of such person with respect to any Indebtedness of another person, including, without limitation, any Indebtedness directly or indirectly guarantied, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such person, or in respect of which such person is otherwise directly or indirectly liable, or any other obligation under which any contract which, in economic effect, is substantially equivalent to a guaranty, including, without limitation, any Indebtedness of a partnership in which such person is a general partner or of a joint venture in which such person is a joint venturer (other than Indebtedness in respect of which there is no recourse to such person), and any Indebtedness in effect guaranteed by such person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or to maintain the solvency or any balance sheet or other financial condition of the obligor of such Indebtedness, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such Indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness will be protected against loss in respect thereof.

             "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans, Investment Guaranties, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

             "Issue Date" means the date on which the Notes are first authenticated and issued.

             "Legal Holiday" shall have the meaning provided in
   Section 12.07 hereof.

             "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

             "Loan from the Partnership" means the loan in the original principal amount of $3.6 million made by the Partnership to CPPI in June 1989.

             "Marketable Securities" means (1) U.S. Government Obligations; (2) any certificate of deposit, maturing not more than 90 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment is made, of "A" (or higher) according to Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), or if none of S&P or Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (3) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Guarantor) with a rating, at the time as of which any investment therein is made, of "A-1" (indicating that the degree of timely payment is strong) (or higher) according to S&P or "P-1" (having a superior capacity for punctual repayment of short-term promissory obligations) (or higher) according to Moody's, or if neither of S&P and Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; and (4) any bankers acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment there is made of "A" (an upper medium grade bond obligation) (or higher) according to S&P or Moody's, or if none of S&P or Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency.

             "Mortgage" means that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement by the Partnership in favor of the Collateral Trustee, dated as of the date hereof, substantially in the form of Exhibit A to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

             "Net Partnership Payments" for any period means the sum (which may be a negative number) of (i) Claridge Lease Payments for such period, less (ii) Wraparound Mortgage Payments and facilities and maintenance fees paid or payable by the Partnership to CPPI for such period.

             "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including insurance proceeds), net of the direct costs relating to such Asset Sale (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the Notes) secured by a Lien on the asset or assets which are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

             "New Operator" shall have the meaning provided in
   Section 4.15 hereof.

             "New Project" means (i) any assets acquired or leased after the Issue Date by the Company or any of its Subsidiaries in a jurisdiction other than Atlantic City, New Jersey, or (ii) any Gaming Related Business established or entered into after the Issue Date by the Company or any of its Subsidiaries in a jurisdiction other than Atlantic City, New Jersey.

             "Non-Recourse Debt" means Indebtedness or that portion of Indebtedness (a) as to which none of the Company, the Guarantors and any of their respective Subsidiaries (other than a Non-Recourse Subsidiary): (i) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or (ii) is directly or indirectly liable; and (b) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, the Guarantors or any of their respective Subsidiaries (other than a Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

             "Non-Recourse Subsidiary" means (i) a Subsidiary (other than any Guarantor) or (ii) any entity in which the Company or any of its Subsidiaries has an equity investment and pursuant to a contract or otherwise has the right to direct the day-to-day operation of such entity, designated by the Company and that, in each case, (a) at the time of its designation as a Non-Recourse Subsidiary has not acquired any assets (other than as specifically permitted by the "Restricted Payments" covenant), at any previous time, directly or indirectly from the Company, or any of its respective Subsidiaries, (b) does not own, operate or manage the Existing Hotel Casino or any part thereof, and (c) has no Indebtedness other than Non-Recourse Debt, provided that at the time of such designation, after giving pro forma effect to such designation as if it occurred at the beginning of the applicable four-quarter period, (x) the Company could incur $1 of additional Indebtedness pursuant to the Adjusted Fixed Charge Coverage Ratio test set forth in Section 4.08, and (y) the Company's Adjusted Fixed Charge Coverage Ratio is not less than 70% of the Company's Adjusted Fixed Charge Coverage Ratio immediately prior to such designation.

             "Notice of Default" shall have the meaning provided in Section 6.01 hereof.

             "Notice of Acceleration" shall have the meaning provided in Section 7.05 hereof.

             "Offer Amount" shall have the meaning provided in
   Section 4.10 hereof.

             "Officer" means the Chairman of the Board, the Vice Chairman of the Board of Directors, the Chief Executive Officer, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary, the Assistant Secretary or the Controller of the Company, the Guarantor or any Subsidiary thereof, as the context may require.

             "Officers' Certificate" means a certificate signed by two Officers, one of whom must be the Chairman of the Board, the Chief Executive Officer, the Chief Operating

   Officer, the Chief Financial Officer, the Treasurer or a
   Vice-President of the Company, the Guarantor or any Subsidiary thereof, as the context may require and containing, if appropriate, the statements provided for in TIA Section 314(e).

             "Opinion of Counsel" means a written opinion from legal counsel which opinion, as a matter of substantive law, is reasonably acceptable to the Trustee. Each such opinion shall, if applicable, include the statements provided for in TIA Section 314(c). The counsel may be an employee of or counsel to the Company, the Guarantor, any Subsidiary thereof or the Trustee.

             "Ordinary Course Sale" means any sale or other disposition of personal property in the ordinary course of business, including any such sale or other disposition of personal property which may have become obsolete or unfit for use.

             "Pari Passu Indebtedness" means senior secured
   Indebtedness of the Company or its Subsidiaries secured by the Collateral other than Indebtedness permitted by Section
   4.08(b)(iii) of this Indenture.

             "Partnership" means Atlantic City Boardwalk
   Associates, L.P., a New Jersey limited partnership.

             "Partnership Cash Collateral Pledge Agreement" means that certain Cash Collateral Pledge Agreement by the Partnership in favor of the Collateral Trustee (for the benefit of the Noteholders), dated as of the date hereof, substantially in the form of Exhibit I to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "Partnership Assignment" means that certain
   Collateral Assignment of Lessor's Interest in the Operating Leases by the Partnership in favor of the Collateral Trustee (for the benefit of the Noteholders), dated as of the date hereof, substantially in the form of Exhibit J to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "Partnership Security Agreement" means that certain Security Agreement by the Partnership in favor of the Collateral Trustee (for the benefit of the Noteholders), dated as of the date hereof, substantially in the form of Exhibit H to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "Paying Agent" shall have the meaning provided in
   Section 2.03 hereof.

             "Payment Default" shall have the meaning provided in Section 6.01 hereof.

             "Permitted Investments" means (a) any Investments in the Company or in a wholly owned Restricted Subsidiary of the Company; (b) any Investments in Marketable Securities; and (c) Investments by the Company or any Subsidiary of the Company in a person, if as a result of such Investment (i) such person becomes a wholly owned Subsidiary of the Company (other than a Non-Recourse Subsidiary) or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a wholly owned Subsidiary of the Company (other than a Non-Recourse Subsidiary).

             "Permitted Liens" mean (a) Liens in favor of the Company; (b) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens (x) are not created, incurred or assumed in connection with, or in contemplation of, such merger or consolidation and (y) do not extend to any other Property of the Company or any of its Subsidiaries; (c) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens (x) are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the Company or any of its subsidiaries and (y) do not extend to any other Property of the Company or any of its Subsidiaries;
   (d) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (f) ground leases in respect of the real property on which facilities owned or leased by the Company or any of its Subsidiaries are located; (g) Liens arising from UCC financing statements regarding property leased by the Company or any of its Subsidiaries; and (h) easements, rights-of-way, navigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company and its Subsidiaries.

             "Project Costs" means, with respect to a Project Expansion, the aggregate costs required to complete such Project Expansion, including direct costs related thereto including, but not limited to, construction management, architectural, engineering, interior design, legal and other professional fees, site work, utility installation, permits, certificates and bonds, but excluding principal or interest payments on any Indebtedness, operation expenses (including, but not limited to non-construction supplies and pre-opening payroll) and any allocation to corporate overhead or administrative expenses of the Company, and Guarantor, or any Subsidiary.

             "Project Expansion" means any addition,
   improvement, extension or capital repair to the Existing
   Hotel Casino or any contiguous or adjacent property, including, without limitation, the purchases of real estate or improvements thereon; but excluding separable furniture and excluding the Contemplated Expansion.

             "Purchase Price" shall have the meaning provided in Section 4.10 hereof.

             "Qualified Issuer" means any governmental, corporate or other issuer whose securities would constitute
   Marketable Securities.

             "Reference Period" means, with respect to the Company at any date, the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date.

             "Refinancing Indebtedness" shall have the meaning provided in Section 4.08 hereof.

             "Registrar" shall have the meaning provided in
   Section 2.03 hereof.

             "Reinvestment Obligation Expenses" means, with respect to the Company for any period, expenses relating to investments in or approved by the Casino Reinvestment Development Authority under the authority of the Casino Control Act, as would be shown on an income statement of the Company for such period prepared in accordance with GAAP.

             "Reinvestment Obligation Payments" means, with respect to the Company for any period, payments to the

   Casino Reinvestment Development Authority under the authority of the Casino Control Act.

             "Related Documents" means, collectively, the
   Security Documents and the Collateral Trust Agreement.

             "Rent Expense" means, for any period, Claridge
   Lease Payments to the extent such amounts are, were or would be deducted in computing Consolidated Net Income for such period.

             "Restricted Investment" means an Investment other than a Permitted Investment.

             "Restricted Payments" shall have the meaning provided in Section 4.09 hereof.

             "Restricted Subsidiary" means (i) each direct or indirect subsidiary of the Company existing on the date of the Indenture and (ii) any other direct or indirect subsidiary of the Company formed, acquired or existing after the date of the Indenture which is not designated as a Non-Recourse Subsidiary.

             "SEC" means the Securities and Exchange
   Commission.

             "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

             "Security Documents" means, collectively, the Mortgage, the Company Pledge Agreement, the CPPI Pledge Agreement, the CPPI Cash Collateral Pledge Agreement, the CPPI Security Agreement, the CPPI Trademark Security Agreement, the CPPI Collateral Assignment, the Partnership Security Agreement, the Partnership Cash Collateral Pledge Agreement, the Partnership Assignment, the Partnership Security Agreement, the Assignment of Leases and Rents and Other Contracts, and the Subordination Agreement and any and all pledges, security agreements, guaranties, financing statements, filings, instruments or other agreements or assignments executed by the Company, the Partnership or the Guarantor in order to evidence, secure, perfect, notice or guaranty the Notes or any guaranty of the foregoing obligations.

             "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security of the holder thereof).

             "Subordination Agreement" means that certain
   Subordination Agreement by the Partnership in favor of the Collateral Trustee dated as of the date hereof, substantially in the form of Exhibit L to the Collateral Trust Agreement, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

             "Subordinated Indebtedness" means all Indebtedness of the Company if it is provided in the instrument creating or evidencing the same or pursuant to which the same is outstanding that such Indebtedness is subordinated in right of payment to the Notes.

             "Subsequent Period" means, with respect to the Company at any date, the four consecutive fiscal quarters commencing with the first day of the fiscal quarter in which such date falls and ending on the day immediately preceding the anniversary of such first day.

             "Subsidiary" means (i) any corporation,
   association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof and (ii) any Non-Recourse Subsidiary.

             "Subsidiary Guaranties" means collectively, the guaranty given by CPPI hereunder and any other guaranties issued pursuant to Article II and Section 4.15 hereof with respect to the Company's obligations under this Indenture and the Notes.

             "Surviving Entity" shall have the meaning provided in Section 5.01 hereof.

             "Tender Period" shall have the meaning provided in
   Section 3.11 hereof.

             "Trust Indenture Act" or "TIA" means the Trust
   Indenture Act of 1939, as amended.

             "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15

   (519) which has become publicly available at least two business days prior to the date fixed for redemption of the Notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Weighted Average Life to Maturity of the Notes; provided, however, that if the Weighted Average Life to Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Weighted Average Life to Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

             "Trustee" means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor.

             "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

             "Unification Transaction" means a transaction or series of transactions among the Company and its Subsidiaries and the Partnership which results in the ownership of the Hotel Assets and/or the Casino Assets being transferred to the Company, CPPI or a successor entity or Restricted Subsidiary of the Company.

             "Unification Transaction Payments" means, in connection with a Unification Transaction, the sum of (i) all payments made by the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) to the Partnership (including defined ___ under to Claridge Lease) or any of its partners (but excluding payments in the form of Equity Interests of the Company other than Disqualified Stock);
   (ii) all federal and state income taxes payable by the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) by reason of taxable income or gain realized upon the consummation of the Unification Transaction; and
   (iii) the costs and expenses to the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) incurred in connection with a Unification Transaction.

             "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933,as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

             "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding aggregate principal amount of such Indebtedness into (ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof (other than payments required upon a change of control or with the net proceeds of asset sales), by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

             "Working Capital Credit Agreement" means an agreement providing for a working capital credit facility for the Company or any of its subsidiaries, as amended, including any notes and other ancillary documents.

             "Wraparound Mortgage" means the Expandable
   Wraparound Mortgage and Security Agreement dated October 31, 1983 between the Partnership and CPPI, as amended or extended to the Issue Date or as otherwise permitted under this Indenture, including the notes thereunder, the loan agreement secured thereby and all additional documents given as security therefor.

             "Wraparound Mortgage Payments" means, with respect to the Company and its Restricted Subsidiaries for any period, payments made or reasonably projected to be made in such period by the Partnership to the Company and its Restricted Subsidiaries in respect of the Wraparound
   Mortgage.

             Section 1.02.  Incorporation by Reference of Trust
   Indenture Act. Whenever this Indenture refers to a Provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

             The following TIA terms used in this Indenture have the following meanings:

             "Commission" means the SEC;

             "indenture securities" means the Notes;

             "indenture security holder" means a Noteholder;

             "indenture to be qualified" means this Indenture;

             "indenture trustee" or "institutional trustee" means the Trustee; and

             "obligor" on the Notes means the Company, the Guarantor and each other obligor on the Notes.

             All other terms used in this Indenture that are defined by the TIA, defined by TIA by reference to another statute or defined by SEC rule under the TIA have the meanings so assigned by them.

             Section 1.03.  Rules of Construction.  Unless the
   context otherwise requires:

             (1)  a term has the meaning assigned to it;

             (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

             (3)  "or" is not exclusive;

             (4) words in the singular include the plural, and in the plural include the singular; and

             (5) provisions apply to successive events and transactions.

                            ARTICLE II

                            THE NOTES

             Section 2.01. Form and Dating. The Notes shall be substantially in the form of Exhibit A which Exhibit is part of this Indenture. The notation on each of the Notes relating to the Subsidiary Guaranties shall be substantially in the form set forth on Exhibit A, as the case may be, which is a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall deliver any such legend or endorsement in writing to the Trustee. Each Note shall be dated the date of its authentication.

             The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and to the extent applicable, the Company, the Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

             Section 2.02. Execution and Authentication. One Officer of the Company shall sign the Notes for the Company by manual or facsimile signature. The Company's seal shall be reproduced on the Notes. One Officer of CPPI shall sign the Subsidiary Guaranty for CPPI by manual or facsimile signature.

             If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

             A Note shall not be entitled to the benefits of this Indenture and shall not be valid for any purpose until authenticated by the manual signature of the Trustee's authorized signatory. The signature shall be conclusive evidence, and the only evidence, that the Note has been authenticated and delivered under this Indenture.

             Upon a written order of the Company signed by two Officers and an Officer's Certificate stating that no Event of Default with respect to any of the Notes shall have occurred and be continuing, the Trustee shall authenticate Notes with the Subsidiary Guaranty of CPPI endorsed thereon for original issue in the aggregate principal amount of $85,000,000. Upon authentication, the Trustee shall deliver such Notes to the Company or as otherwise directed by a written order signed by one Officer without further action by the Company.

             Except as provided in Section 2.07 hereof, the aggregate principal amount of Notes outstanding under this Indenture at any time may not exceed $85,000,000.

             The Trustee may appoint an authenticating agent acceptable to the Company (an "Authenticating Agent") to authenticate the Notes. An Authenticating Agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent.

             The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 and integral multiples thereof.

             Section 2.03. Registrar and Paying Agent. The Company shall maintain in the State of New Jersey (if required by the Casino Control Act), and in the Borough of Manhattan, City of New York, State of New York, and in such other locations as it shall determine: (i) an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar"), and (ii) an entity at whose office or agency the Notes may be presented for payment ("Paying Agent") and notices and demands to or upon the Company in respect of Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange, which register shall be open for inspection by the Trustee at all reasonable times. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Paying Agent" includes any additional paying agent. The term "Registrar" includes any co-registrar, where applicable. The Company may change any Paying Agent or Registrar upon thirty (30) days notice to the Trustee without prior notice to any Noteholder.

             The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Registrar or Paying Agent. The Company shall promptly notify the Trustee in writing of the name and address of any Registrar or Paying Agent not a party to this Indenture. As of the Issue Date and thereafter if the Company fails to appoint or maintain an entity as Registrar or Paying Agent, the Trustee shall act as such. The Company may act as Paying Agent or Registrar.

             Whenever, pursuant to this Indenture, the Trustee is obligated, empowered or authorized to perform any act with respect to the authentication and issuance of the

   Notes, or their transfer, other than the authentication and issuance of Notes upon original issue or in cases of Notes mutilated, destroyed, lost or stolen, such act may be performed by the Authenticating Agent and Registrar, notwithstanding anything in this Indenture to the contrary. Whenever, pursuant to this Indenture, the Trustee is obligated, empowered or authorized to perform any act with respect to payment of the principal of, premium (if any) or interest on the Notes, such acts may be performed by the Paying Agent, notwithstanding anything in this Indenture to the contrary.

             The Company covenants that whenever necessary to avoid or fill a vacancy in the office of Registrar or Paying Agent, the Company will appoint a successor Registrar or Paying Agent so that there shall, at all times be one or more offices or agencies in the Borough of Manhattan, City of New York, State of New York where Notes may be presented or surrendered for payment and where Notes may be surrendered for registration or transfer or exchange.

             In case, at the time of the appointment of a successor to the Authenticating Agent, any of the Notes shall have been authenticated but not delivered, any such successor Authenticating Agent may adopt the certificate of authentication of the original Authenticating Agent or of any successor to it as authenticating agent hereunder, and deliver such Notes so authenticated; and in case at any time any of the Notes shall not have been authenticated, any successor to the Authenticating Agent by merger or consolidation may authenticate such Notes either in the name of its predecessor hereunder or in the name of the successor Authenticating Agent; and in all such cases such certificate shall have the full force that the Notes or this Indenture provide that the certificate of authentication shall have.

             Section 2.04.  Paying Agent to Hold Money in
   Trust. The Company (or any other obligor on the Notes, including the Guarantors) shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Noteholders and the Trustee all money held by the Paying Agent for the payment of principal of, premium (if any) or interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes, including the Guarantors), and will notify the Trustee of any default by the Company (or any other obligor on the Notes, including the Guarantors) in making any such payments. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company may at any time require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money. If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Noteholders and the Trustee all money held by it as a Paying Agent and shall promptly notify the Trustee of its actions or failure to act as Paying Agent.

             Section 2.05. Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders and shall otherwise comply with TIA section 312(a). If the Trustee is not the Registrar, the Company (or any other obligor upon the Notes, including the Guarantors) shall furnish to the Trustee on or before the record date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

             If the Company is served with notice of the disqualification of any Holder under Section 105(d) of the Casino Control Act by the Casino Control Commission, such Holder will be prohibited under Section 105(e) of the Casino Control Act from (a) receiving interest on the Notes held by such Holder, (b) exercising, directly or through any trustee or nominee, any right conferred on such Notes, and (c) receiving any remuneration in any form from any Person licensed by the Casino Control Commission (including the Company, the Guarantors and the Trustee) for services rendered or otherwise. Notwithstanding the foregoing, the Trustee shall be entitled to exercise all rights with respect to the Notes held by such Holder including, but not limited to, accelerating the Notes (any monies or securities received by the Trustee on behalf of such Holder to be held in trust for such Holder). If the Trustee exercises voting rights with respect to such Notes, such votes shall be cast in the same proportion as the votes of the other outstanding Notes are cast on such issue. A copy of any notice served upon the Company as described above shall be promptly delivered by the Company to the Trustee. Any such notice to the Trustee shall be effective against the Trustee on the second Business Day after receipt thereof.

             Section 2.06. Transfer and Exchange. Where Notes are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall issue and the Trustee shall authenticate Notes (accompanied by a notation of the Subsidiary Guaranty of CPPI endorsed by CPPI as Guarantor) at the Registrar's request. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Section 2.10, 3.06 or 9.05 hereof).

             The Company shall not be required (i) to issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the date of selection (ii) to register the transfer or exchange of any Notes so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or
   (iii) to register the transfer or exchange of a Note between the record date and the next succeeding interest payment date.

             Section 2.07.  Replacement Notes.  If a mutilated
   Note is surrendered to the Trustee or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers, shall authenticate a replacement note (accompanied by a notation of the Subsidiary Guaranty of CPPI endorsed by CPPI as Guarantor) if the Trustee's requirements are met.
   If required by the Trustee, the Company or the Guarantors, an indemnity note must be furnished by and at the sole cost of such Noteholder in an amount sufficient in the judgment of the Trustee, the Company and the Guarantors to protect the Trustee, the Company, the Guarantors, any Paying Agent or any Authenticating Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge the Noteholder for its reasonable expenses in replacing a Note.

             Every replacement note and replacement Subsidiary
   Guaranty constitutes an additional obligation of the Company and the Guarantors, respectively, and shall be entitled to the benefits of this Indenture.

             Section 2.08.  Outstanding Notes.  The Notes
   outstanding at any time are all the Notes authenticated by the Trustee or any Authenticating Agent, except for those canceled by the Trustee, those delivered to the Trustee for cancellation, and those described in this Section 2.08 as not outstanding.

             If a Note is replaced pursuant to Section 2.07 hereof (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07 hereof.

             If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

             Subject to Section 2.09 hereof, a Note does not cease to be outstanding because any of the Guarantors or Subsidiaries or Affiliates thereof holds the Note.

             Section 2.09. Treasury Notes. (a) In determining whether the Noteholders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Guarantors, any Subsidiary thereof, the Partnership or any Affiliate thereof shall be considered as though they are not outstanding (including for purposes of determining the outstanding principal amount of Notes), except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded.

             (b) With respect to any Notes beneficially owned by the Company or any of its wholly owned Subsidiaries (other than any Non-Recourse Subsidiary), any accrued interest due and payable on such Notes shall be deemed to have been paid by the Company to itself or to its wholly owned Subsidiary (other than any Non-Recourse Subsidiary) on the date on which such interest payment is due and the Company may deduct from the interest Payment payable to the other Holders all accrued interest payments on such Notes; provided that (i) such Notes are registered in the name of the Company or such wholly owned Subsidiary at the close of business on the applicable record date and (ii) at least ten Business Days prior to the date on which such interest payment is to be made, the Company delivers to the Trustee an Officer's Certificate certifying that such Notes were registered in the name of the Company or such wholly owned Subsidiary at the close of business on the applicable record date.

             Section 2.10. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes (accompanied by a notation of the Subsidiary Guaranty of CPPI endorsed by CPPI as Guarantor). Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company, with the concurrence of the Trustee, considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee or any Authenticating Agent, upon receipt of the written order of the Company signed by two Officers, shall authenticate definitive Notes (accompanied by a notation of the Subsidiary Guaranty of CPPI endorsed by CPPI as Guarantor) in exchange for temporary Notes without charge to the Noteholder. Until such exchange, such temporary Notes shall be entitled to the same rights, benefits and privileges as the definitive Notes.

             Section 2.11. Cancellation. The Company may at any time deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes as the Company directs. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

             Section 2.12. Defaulted Interest. If the Company or the Guarantors fail to make a payment of interest on the Notes, the Company or the Guarantors shall pay such defaulted interest, plus, to the extent lawful, any interest payable on the defaulted interest, to the Persons who are Noteholders on a subsequent special record date in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall fix any such special record date and payment date. At least 15 days before any such record date, the Company (or the Trustee, in the name of and at the expense of the Company) shall mail to Noteholders a notice that states the record date, payment date, and amount of such interest to be paid.


                           ARTICLE III

               REDEMPTIONS AND OFFERS TO REPURCHASE

             Section 3.01. Notices to Trustee. If the Company elects or is required to redeem Notes pursuant to the optional redemption, mandatory redemption or repurchase or annual excess cash tender provisions of any of the Notes, it shall notify the Trustee by delivery of an Officers' Certificate at least 45 days but not more than 75 days (unless a shorter notice period shall be agreed to by the Trustee) before a redemption date, of the applicable paragraph of the applicable Notes pursuant to which the redemption shall occur, the principal amount of Notes to be redeemed, the redemption date and the redemption price.

             Section 3.02. Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

             Section 3.03.  Notice of Redemption.  At least 30
   days but not more than 60 days before a redemption date, the Company shall mail, by first class mail, a notice of redemption to each Noteholder whose Notes are to be redeemed at its registered address.

             The notice shall identify the Notes to be redeemed and shall state:

             (1)  the redemption date;

             (2)  the redemption price;

             (3) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Notes, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

             (4)  the name and address of the Paying Agent;

             (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price plus accrued interest;

             (6) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

             (7)  if less than all the Notes are to be
        redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes estimated to be outstanding after such partial redemption; and

             (8) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed.

             At the Company's request, the Trustee shall give the notice of redemption in writing for each redemption in the Company's name and at the Company's expense; provided, however that the Company shall deliver to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

             Section 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date at the price set forth in applicable Note. If the redemption date is on or after an interest payment record date and on or before the related interest payment date, any accrued interest will be paid to the person in whose name a Note is registered at the close of business on such record date.

             Section 3.05. Deposit of Redemption Price. At least one Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money in immediately available funds sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall return to the Company any money not required for that purpose.

             Section 3.06.  Notes Redeemed in Part.  Upon
   surrender of a Note that is redeemed in part, the Company shall issue and the Trustee (or an Authenticating Agent) shall authenticate for the Noteholder at the expense of the Company a new Note (accompanied by a notation of the Subsidiary Guaranties duly endorsed by the Guarantors) equal in principal amount to the unredeemed portion of the Note surrendered.

             Section 3.07. Optional Redemption. The Company may redeem all or any portion of the Notes at any time after _____________, 1998, upon the terms and at the redemption prices set forth in the Notes. Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

             Section 3.08.  Redemption Pursuant to Casino
   Control Act. (a) If required to qualify by the Casino Control Commission, all Holders, whether initial Holders or subsequent transferee, shall be subject to the qualification provisions of the Casino Control Act relating to financial sources and/or security holders. In the event that the Casino Control Commission determines that a Holder is not qualified under the qualification as required by the Casino Control Commission in its sole discretion, the Company shall have the absolute right and obligation to purchase from such Holder (the "Disqualified Holder") the Note(s) the Disqualified Holder may then possess, either directly, indirectly or beneficially, no later than 45 days after the date the Company serves notice on any Disqualified Holder of such determination. Immediately upon such determination, the Disqualified Holder shall have no further right (i) to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by any Note(s) or (ii) to receive any interest or any other distribution or payment with respect to any such Note(s) or any remuneration in any form from the Company or the Trustee; provided, however, that after such disqualification, interest on any such Note(s) shall continue to accrue for the benefit of any subsequent Holder thereof.

             (b) Upon receipt of the notice referred to in clause (a) above, the Disqualified Holder may sell its Note(s) either directly to any Person then qualified or previously qualified (and not subsequently disqualified) or through a bona fide brokerage transaction, conducted at arms-length, to a Person not an Affiliate of the Disqualified Holder. In the event the Disqualified Holder fails to so sell its Note(s) within 30 days after the determination by the Casino Control Commission, the Company shall purchase such Note(s) within 15 days after the end of such 30-day time period, at a time and place as designated by the Company, at the lowest of (i) the principal amount thereof, (ii) the amount which the Disqualified Holder or beneficial owner paid for the Note(s), together with accrued interest up to the date of the determination of disqualification, or (iii) the market value of such Note(s). The right of the Company to purchase such Note may be assigned by the Company to any Person approved by the Casino Control Commission.

             Section 3.09. Mandatory Redemption. (a) At all times while the Notes are outstanding, the Company will monitor the outstanding principal balance of indebtedness secured by the Wraparound Mortgage. If at any time the Company determines that principal payments scheduled to be made on the Wraparound Mortgage (other than principal payments scheduled to be made at the final maturity of the Wraparound Mortgage) during the 180-day period immediately following that determination will cause the aggregate principal amount of the indebtedness secured by the Wraparound Mortgage to be less than the aggregate principal amount of the Notes, then the Company promptly will call for redemption a portion of the Notes which, after giving effect to the redemption and the principal payments (other than principal payments scheduled to be made at the final maturity of the Wraparound Mortgage) scheduled to be made during the 180-day period on the indebtedness secured by the Wraparound Mortgage, will cause the aggregate principal amount of the Notes to be less than the aggregate principal amount of indebtedness secured by the Wraparound Mortgage. Any Notes redeemed in this way will be selected by lot. The redemption price will be 100% of principal amount, plus accrued and unpaid interest to the date of redemption, plus
   (i) if so redeemed prior to ________, 1998, the Applicable Premium or (ii) if so redeemed on or after _______, 1998 the premium, if any, that would otherwise be payable in the case of an optional redemption by the Company on such date. The maximum aggregate principal amount of Notes that may be redeemed pursuant to this provision is $10 million.

                  (b)  Any redemption pursuant to this Section
   3.09 shall be made pursuant to the provisions of Section
   3.01 through 3.06 hereof.

             Section 3.10.  Annual Excess Cash Tender.
   Beginning in 1995 and annually thereafter, the Company will make an offer (an "Excess Cash Offer") to all holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of an amount equal to 50% of the Company's Excess Cash from the immediately preceding fiscal year (the "Available Excess Funds"), at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof (the "Cash Offer Amount"). The Commencement Date for any Excess Cash Offer shall be the date specified in a notice given by the Company to the Trustee in accordance with Section 3.11(d) hereof and shall be not later than 30 days after the publication of the Company's audited financial statements for the immediately preceding fiscal year. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Offer is less than the Available Excess Funds, the Company may use the remaining amount for general corporate purposes. If the aggregate principal amount of Notes tendered by holders in response to an Excess Cash Offer exceeds the amount of Available Excess Funds, the Trustee will select the Notes to be purchased on a pro rata basis. No Excess Cash Offer shall be required to be made to the extent the Excess Cash for the immediately preceding fiscal year is less than $10 million. Excess Cash from any fiscal year shall not be carried forward or be used to compute Excess Cash in any subsequent fiscal year.

             Section 3.11. Purchase Offer. (a) In the event that, pursuant to Sections 3.10, 4.10, or 4.14 hereof, the Company shall commence an Excess Cash Offer, an Asset Sale Offer or a Change of Control Offer, as the case may be, the Company shall follow the procedures in this Section 3.11.

             (b) The Excess Cash Offer, Asset Sale Offer or Change of Control Offer, as the case may be, shall remain open for a period specified by the Company which shall be no less than 30 calendar days and nor more than 40 calendar days after the applicable Commencement Date and no longer, except to the extent that a longer period is required by applicable law (the "Tender Period"). Upon a date (the "Purchase Date") selected by the Company which is not more than five Business Days after the expiration of the Tender Period, the Company shall purchase at the Cash Offer Amount, the Purchase Price or the Change of Control Price the amount of Notes required to be purchased in accordance with Sections 3.10, 4.10 or 4.14 hereof, as the case may be.

             (c) If the expiration date of the tender is on or after an interest payment record date and on or before the related interest payment date, any accrued interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Noteholders who tender Notes pursuant to any Excess Cash Offer, Asset Sale Offer or Change of Control Offer, as the case may be.

             (d) The Company shall provide the Trustee with notice of any Excess Cash Offer, Asset Sale Offer, or Change of Control Offer, as the case may be, at least 10 days before the applicable Commencement Date.

             (e) On or before the applicable Commencement Date, the Company or the Trustee (at the written request and at the expense of the Company) shall send, by first class mail, a notice to each of the Noteholders, which shall state:

             (i) that the Excess Cash Offer, the Asset Sale Offer or Change of Control Offer is being made pursuant to this Section 3.11 and, as applicable, Sections 3.10,
        4.10 or 4.14 hereof and the length of time such Offer will remain open;

            (ii) the Cash Offer Amount, the Offer Amount, the Purchase Price, or the Change of Control Price, as applicable and the approximate date on which it is expected that tendered Notes will be purchased and paid for, and in the case of a Change of Control Offer made pursuant to Section 4.14 hereof, that all Notes tendered will be accepted for payment;

           (iii) that any Note not tendered or accepted for payment will continue to accrue interest;

            (iv) that, unless the Company defaults in the payment of the applicable purchase price, any Note accepted for payment pursuant to the tender offer shall cease to accrue interest as described in Section
        3.11(c) hereof;

             (v) that any Noteholder electing to have a Note purchased pursuant to any Excess Cash Offer, Asset Sale Offer or Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Noteholder to Elect Purchase" on the reverse of the Note completed, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the expiration date of the applicable Offer;

            (vi) that Noteholders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the expiration date of the applicable Offer a letter, a telegram, telex or facsimile transmission (receipt of which is confirmed and promptly followed by a letter) setting forth the name of the Noteholder, the principal amount of the Notes delivered for purchase and a statement that such Noteholder is withdrawing his election to have such Notes purchased; and

           (vii) that Noteholders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

             In addition, the notice shall, to the extent permitted by applicable law, be accompanied by a copy of the information regarding the Company and its Subsidiaries which is required to be contained in the Quarterly Report on Form 10-Q or Annual Report on Form 10-K most recently filed by the Company with the SEC (including any financial statements or other information required to be included or incorporated by reference therein) and any Reports on Form 8-K filed by the Company with the SEC since the date of such Quarterly Report or Annual Report, as the case may be. The notice shall contain all instructions and materials necessary to enable such Noteholders to tender Notes pursuant to the Excess Cash Offer, the Asset Sale Offer or the Change of Control Offer, as the case may be.

             (f) Promptly after the expiration of any Excess Cash Offer, Asset Sale Offer or Change of Control Offer, the Company shall irrevocably deposit with the Trustee or Paying Agent in immediately available funds an amount equal to the aggregate purchase price of all Notes properly tendered in response to the Offer to be held for payment in accordance with the terms of this Section. The Company shall, to the extent lawful, (i) deliver or cause the depositary or Paying Agent to deliver to the Trustee all Notes accepted for payment pursuant to the Offer and (ii) deliver to the Trustee an Officers' Certificate stating such Notes or portions thereof have been accepted for payment by the Company in accordance with the terms of this Section
   3.11. The Paying Agent shall promptly (but in any case not later than ten (10) calendar days after the Purchase Date) mail or deliver to each tendering Noteholder an amount equal to the applicable purchase price of the Notes tendered by such Noteholder and accepted by the Company for purchase, and the Trustee shall promptly authenticate and mail or deliver to such Noteholders a new Note (accompanied by a notation of the Subsidiary Guaranties duly endorsed by the Guarantors) equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by or on behalf of the Company to the Holder thereof. The Company will publicly announce in a newspaper of general circulation the results of the Excess Cash Offer, the Asset Sale Offer or the Change of Control Offer on or as soon as practicable after the completion hereof.

             (g) Any Excess Cash Offer, Asset Sale Offer or Change of Control Offer shall be made by the Company in compliance with all applicable provisions of the Exchange Act, and all applicable tender offer rules promulgated thereunder, and shall include all instructions and materials necessary to enable such Noteholders to tender their Notes.

                            ARTICLE IV

                            COVENANTS

             Section 4.01. Payment of Notes. The Company shall pay the principal of, premium (if any) and interest on the Notes on the dates and in the manner provided in the Notes. An installment of principal, premium and interest shall be considered paid on the date due if a Paying Agent (other than the Company or any Affiliate) holds on that date money designated for and sufficient to pay all principal, premium and interest then due. To the extent lawful, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on:

             (i) overdue principal, at the rate borne by the Notes, compounded semi-annually; and

            (ii) overdue installments of interest (without regard to any applicable grace period) at the same rate per annum, compounded semi-annually.

             Section 4.02.  SEC Reports, Financial Reports.
   (a) Whether or not the Company is required to be subject to
   Section 13(a) or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will file with the Securities and Exchange Commission (the "Commission") all quarterly and annual reports and other documents required pursuant to such Sections at the same times and to the same extent as if the Company were so required and, within 15 days of the date such reports and other documents are so required to be filed with the Commission, to mail to all holders of the Notes and the Trustee copies of such reports in the manner and to the extent provided in TIA Section 313(c).

             The Company shall promptly notify the Trustee, but in no case later than 15 days, after any announced change in fiscal reporting periods for any of the Company, the Guarantors, or their respective Subsidiaries.

             The Company, the Guarantors and their respective Subsidiaries also shall comply with the other provisions of TIA section 314(a). The Company, the Guarantors and their respective Subsidiaries shall timely comply with their reporting and filing obligations under the applicable federal securities law.

             Each of the Company and the Guarantors agrees to provide written notice to the Trustee and the Collateral

   Trustee immediately upon its becoming aware of a Default hereunder and to provide such further information relating to such Default as the Trustee or the Collateral Trustee may reasonably request.

             (b) The Trustee shall transmit by mail to the Casino Control Commission and the Division of Gaming Enforcement (i) an initial list of the beneficial Holders of the Note(s) within 7 days after the issuance of the Notes,
   (ii) current lists of the Holders appearing in the Note Register on a twice-per-year basis, no later than March 1 and September 1 of each year, and (iii) upon request by the Casino Control Commission or the Division of Gaming Enforcement, such additional information with respect to the identity of the beneficial Holders of the Notes as the Trustee may obtain through its good faith efforts.

             (c) The Trustee shall notify the Casino Control Commission and the Division of Gaming Enforcement of (i) the amount of the proceeds from the sale of the Notes, (ii) the interest rate applicable to the Notes, and (iii) within 7 days after any change thereto, notice of any change(s) to the foregoing.

             (d) The Trustee shall notify the Casino Control Commission and the Division of Gaming Enforcement, simultaneously with any notice given by it to the Holders, of any default or acceleration under the Notes, this Indenture, the Collateral Documents, or any other documents, instrument, agreement, covenant, or condition related to the issuance of the Notes, whether declared or effectuated by the Trustee or any actions of which the Trustee is aware taken by the Holders. The Trustee shall notify the Casino Control Commission and the Division of Gaming Enforcement on a continuing basis and in writing, of any actions taken by the Trustee or the Holders with regard to such default, acceleration or similar matters related thereto.

             (e)  The Trustee shall notify the Casino Control
   Commission and the Division of Gaming Enforcement of the removal or resignation of the Trustee within 7 days after such removal or resignation.

             (f) The Trustee shall notify the Casino Control Commission and the Division of Gaming Enforcement of any transfer or assignment of any rights known to the Trustee under this Indenture, the Collateral Documents, or any other documents, instrument, agreement, covenant or condition related to the issuance of the Notes by the Company or the Trustee within 7 days after such transfer or assignment.

             (g)  The Trustee shall provide to the Casino
   Control Commission and the Division of Gaming Enforcement, within 7 days after the execution and delivery of the same to the Trustee, copies of any and all amendments or modifications to this Indenture, the Notes, the Collateral Documents, or any other documents, instrument, agreement, covenant or condition related to the issuance of the Notes.

             Section 4.03. Compliance Certificate. (a) Each of the Company and the Guarantors shall deliver to the Trustee, within 120 days after the end of each fiscal years of the Company, the Guarantors and their respective Subsidiaries, an Officers' Certificate (signed by at least one of the following: the President or Chief Financial Officer) stating that a review of the activities of the Company, the Guarantors, and their respective Subsidiaries, as the case may be, during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determine whether each of the Company, the Guarantors or any Subsidiary, as the case may be, has kept, observed, performed and fulfilled in all material respects its obligations under this Indenture and the Related Documents, and further stating, as to each such Officer signing such certificate, that each of the Company, the Guarantors and their respective Subsidiaries, as the case may be, has kept, observed, performed and fulfilled in all material respects each and every covenant contained in this Indenture and the Related Documents and is not in default in the performance or observance of any of the terms, provisions and conditions hereof or thereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default and what action the Company, the Guarantors, or their respective Subsidiaries, as the case may be, are taking or propose to take with respect thereof), that no event has occurred and is continuing which is, or after notice or lapse of time or both would become, an Event of Default (or, if such an event has occurred and is continuing, specifying each such event and the nature and status thereof) and that no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes are prohibited (or if such event has occurred, a description of the event and what action is proposed to be taken with respect thereto).

             (b)  The Company and its Subsidiaries shall
   deliver to the Trustee, within 45 days after the end of each fiscal quarter of the Company and its Subsidiaries, an Officers' Certificate stating that any Restricted Payment made during such fiscal quarter was permitted and setting forth the basis upon which the calculations required by

   Section 4.09 were computed, which calculations may be based upon the Company's latest available financial statements.

             (c) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants or to a written policy adopted by the Company's, the Guarantors' or any Subsidiaries' independent public accountants which has been previously applied (a copy of which shall be delivered to the Trustee), the audited financial statements delivered pursuant to Section 4.02 hereof shall be accompanied by a written statement of the Company's, the Guarantors' or any Subsidiary's independent public accountants, as the case may be, (each of which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company, any Guarantors or any Subsidiary thereof, as the case may be, has violated any provisions of Article 4 (other than Sections 4.04, 4.05, 4.13, 4.16, 4.17, 4.18, 4.19 and 4.20)
   or Article 5 hereof or that any Event of Default has occurred under Section 6.01 hereof (other than 6.01(c), 6.01(d) (with respect to a Default under Section 4.13) or 6.01(h)), or if any such violation or Event of Default has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

             Section 4.04. Stay, Extension and Usury Laws. Each of the Company, the Guarantors and their respective Subsidiaries covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company or the Guarantors in respect of the Subsidiary Guaranties, from paying all or any portion of the principal of, premium (if any) or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may materially affect the covenants or the performance of this Indenture or the Related Documents in a manner inconsistent with the provisions of this Indenture or the Related Documents and (to the extent that it may lawfully do so) each of the Company and the Guarantors in respect of the Subsidiary Guaranties, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

             Section 4.05. Corporate Existence; Compliance With Laws. (a) Subject to Article 5 hereof, the Company and the Guarantors will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of their respective Subsidiaries, in accordance with the respective organizational documents of each Subsidiary and the rights (charter and statutory), licenses and franchises of each of the Company, the Guarantors and their respective Subsidiaries; provided, however, that neither the Company nor the Guarantors shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Subsidiary, if the Board of Directors of the Company or the Guarantors, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries on a combined basis or the Guarantors and its Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Noteholders.

             (b) The Company and the Guarantors will remain at all times in compliance with all laws (including environmental laws), statutes or other rules or regulations and judicial decisions of any governmental authority applicable to or binding upon each of them and any property owned or leased by each of them, non-compliance with which could reasonably be expected to have a material adverse effect on the business, operations, properties of the Company and its Subsidiaries or the Guarantors or the ability of the Company or the Guarantors to perform their obligations under this Indenture, the Notes or the Related Documents.

             Section 4.06.  Use of Proceeds.  (a) The Company
   will apply the net proceeds from the sale of the Notes immediately as a contribution to the equity capital of CPPI.

             (b) CPPI will use not less than $8 million from the net proceeds of the sale of the Notes to finance internal improvements to the Existing Hotel Casino which will be funded through FF&E Loans.

             Section 4.07.  Limitations on Liens.  Neither the
   Company nor any of its Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except:

             (a)  Liens existing on the Issue Date (other than
        Liens securing Indebtedness to be repaid on the Issue
        Date);

             (b) Liens on the assets acquired or leased with the proceeds of Gaming Business Purchase Money Obligations permitted to be incurred under Section 4.08(b)(iii); provided that such Lien does not extend to any property or asset other than the assets so acquired or leased;

             (c)  Permitted Liens;

             (d)  Liens securing Refinancing Indebtedness
        incurred pursuant to Section 4.08(b)(vi); provided that the Refinancing Indebtedness so issued and secured by such Lien shall not be secured by any property or assets of the Company or any of its Subsidiaries other than the property or assets subject to the Liens securing such Indebtedness being refinanced; and provided further that if such Refinancing Indebtedness is Pari Passu Indebtedness, the holders of such Indebtedness or any trustee or other representative thereof become a party to an Intercreditor Agreement, a form of which is attached to the Collateral Trust Agreement as Exhibit ___ and exercise rights and remedies in accordance with the provisions thereof;

             (e)  Liens on the assets of any Non-Recourse
        Subsidiary to secure Non-Recourse Debt of such Non-
        Recourse Subsidiary;

             (f)  Liens created pursuant to the Related
        Documents to secure the obligations under the Notes, any Guaranty of the Notes and the Indenture;

             (g)  Liens on the Casino Assets securing
        Indebtedness and related obligations under any Working Capital Credit Agreement to the extent such Indebtedness and related obligations are permitted under Section 4.08(b)(i); provided that if such indebtedness is Pari Passu Indebtedness, the holders of such Indebtedness or any trustee or other representative thereof become a party to an Intercreditor Agreement, a form of which is attached to the Collateral Trust Agreement as Exhibit ___ and exercise rights and remedies in accordance with the provisions thereof;

             (h) Liens on a Project Expansion securing any Indebtedness permitted to be incurred under Section

        4.08 hereof which is used to finance the Project Costs of a Project Expansion; provided that (A) such Lien is junior to or pari passu with the Lien securing the Notes, (B) the aggregate principal amount of such Indebtedness does not exceed 70% of the aggregate Project Costs of such Project Expansion, and (C) the Notes are secured by such Project Expansion on a senior or pari passu basis with respect to such Lien; and provided further the holder of such Indebtedness or any trustee or other representative thereof become a party to an Intercreditor Agreement, a form of which is attached to the Collateral Trust Agreement as Exhibit ___ and exercise rights and remedies in accordance with the provisions thereof; and

             (i) Liens on a New Project to secure Indebtedness incurred pursuant to Section 4.08(a) to finance the costs of such New Project.

             Section 4.08.  Limitation on Indebtedness.
   (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to or become responsible for (collectively, "incur") any Indebtedness and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however that the Company or any Subsidiary may incur Indebtedness if (i) the Adjusted Fixed Charge Coverage Ratio on the date immediately preceding the date on which such additional Indebtedness is incurred is greater than the appropriate ratio set forth below, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom, including without limitation, the earnings of any business or asset acquired with the proceeds of such Indebtedness) as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;
   (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and
   (iii) the Indebtedness to be incurred has a Weighted Average Life to Maturity that exceeds the Weighted Average Life to Maturity of the Notes.

              For Indebtedness
                Incurred In                 Ratio
              ----------------              -----
                  1994                     2.25 to 1
                  1995                     2.50 to 1
                  1996                     2.75 to 1
                  1997 and thereafter      3.00 to 1

             (b) The foregoing limitations in Section 4.08(a) above will not apply to:

             (i)  the incurrence by the Company or any
        Subsidiary of Indebtedness for working capital purposes in an aggregate principal amount not to exceed $7.5 million outstanding at any one time; provided that there shall be no such Indebtedness outstanding for a period of 14 consecutive days in each calendar year (other than in respect of standby letters of credit);

            (ii)  the incurrence by the Company and its
        Subsidiaries of the Existing Indebtedness;

           (iii) Gaming Business Purchase Money Obligations not to exceed $10 million outstanding at any one time;

            (iv)  the incurrence by the Company and its
        Subsidiaries of Indebtedness represented by the Notes and by any Guaranty of the Notes;

             (v) Indebtedness incurred in connection with Hedging Obligations entered into with counterparties that are Qualified Issuers with respect to floating rate Indebtedness otherwise permitted under this
        Section 4.08(b);

            (vi)  the incurrence by the Company and its
        Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund Indebtedness referred to in clauses (i) through (v) above ("Refinancing Indebtedness"); provided, however that (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable expenses incurred in connection therewith); (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded; (C) the Refinancing Indebtedness shall be subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded; and (D) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

           (vii)  Non-Recourse Debt incurred by a Non-Recourse
        Subsidiary; and

          (viii) Indebtedness between the Company and any wholly owned Restricted Subsidiary, provided, however that if any such wholly owned Restricted Subsidiary ceases to be a wholly owned Restricted Subsidiary or transfers such Indebtedness (other than to the Company or a wholly owned Restricted Subsidiary), such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the Company or by such Restricted Subsidiary, as the case may be, at the time of such event.

             Section 4.09.  Limitation on Restricted Payments.
   (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

             (i)  declare or pay any dividend or make any
        distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary, dividends or distributions payable to the Company or any wholly owned Restricted Subsidiary of the Company, or dividends by a Subsidiary on its common stock if such dividends are paid pro rata to all holders of such common stock);

            (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any wholly owned Restricted Subsidiary (other than a Non-Recourse Subsidiary) of the Company);

           (iii) voluntarily purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes (other than Indebtedness incurred under clauses (i), (ii), (iii), (v) and (viii) of the exceptions under
        Section 4.08(b) hereof); or

            (iv)  make any Restricted Investment

   (all such payments and other actions set forth in clauses
   (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

             (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

             (2)  the Company would, at the time of such
        Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Adjusted Fixed Charge Coverage Ratio test set forth in Section 4.08(a); and

             (3) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of this Indenture (including Restricted payments permitted by clauses (i) and (ii) of Section 4.09(b) but excluding any Restricted Payments permitted by clauses (iii)-(ix) of Section 4.09(b)), is less than the amount which is equal to (w) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 1994 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (x) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary of the Company and other than Disqualified Stock) since the Issue Date, plus
        (y) Excess Non-Recourse Subsidiary Cash Proceeds received after the Issue Date, less (z) Unification Transaction Payments. For purposes of this paragraph
        (3), Consolidated Net Income shall exclude any extraordinary gain (but not extraordinary loss), together with any related provisions for taxes on such extraordinary gain (but not extraordinary loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

             (b)  The foregoing provisions will not prohibit:

             (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

            (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock);

           (iii) Investment by the Company or any Subsidiary in an amount not to exceed $10 million in the aggregate (measured as of the date such Investments were made) in any Non-Recourse Subsidiaries engaged in a Gaming Related Business;

            (iv) Investments by the Company or any Subsidiary in any Non-Recourse Subsidiary engaged in a Gaming Related Business in an amount (measured as of the date such Investments were made) not to exceed in the aggregate 100% of all cash received by the Company or any wholly owned Subsidiary (other than a Non-Recourse Subsidiary) from any Non-Recourse Subsidiary (other than cash which is or may be required to be repaid or returned to such Non-Recourse Subsidiary) up to $10 million in the aggregate and thereafter 50% of all cash received by the Company or any wholly owned Subsidiary (other than a Non-Recourse Subsidiary) from any Non-Recourse Subsidiary (other than cash which is or may be required to be repaid or returned to such Non-Recourse Subsidiary);

             (v) the purchase, redemption, defeasance, or other acquisition or retirement for value of any Pari Passu Indebtedness with the substantially concurrent purchase, redemption, defeasance, or other acquisition or retirement for value of the Notes (on a pro rata basis in relation to the outstanding aggregate principal amount of such Indebtedness and the aggregate principal amount of the outstanding Notes);

            (vi)  any voluntary purchase, redemption,
        defeasance or other acquisition or retirement for value of any Pari Passu Indebtedness with the proceeds of the substantially concurrent issuance of Refinancing
        Indebtedness relating to such Pari Passu Indebtedness in accordance with Section 4.08(b)(vi) hereof;

           (vii) any purchase, redemption, defeasance or other acquisition or retirement for value of any Pari Passu Indebtedness (other than pursuant to clause (v) or (vi) above) up to $10 million in aggregate principal amount.

          (viii)  any Unification Transaction permitted under
        Section 4.12; and

            (ix) the purchase of the Contingent Payment for aggregate consideration (excluding consideration in the form of Equity Interests of the Company other than Disqualified Stock) not to exceed $10 million.

   provided that, (A) with respect to clauses (iii)-(ix) above, immediately after giving effect to the transaction contemplated therein, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (B) with respect to clauses
   (iv)-(vii) above, at the time of such transaction and after giving pro forma effect thereto as if such transaction had been entered into by the Company at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth in
   Section 4.08(a).

             (c) Any Investment in a Subsidiary that becomes a Non-Recourse Subsidiary or any Investment in a wholly owned Subsidiary that becomes a non-wholly owned Subsidiary shall become a Restricted Payment on such date in the amount of the greater of (x) the book value of such Subsidiary on such date and (y) the fair market value of such Subsidiary on such date as determined in good faith by the Board of Directors of the Company.

             (d) Any Guaranty that is an Investment in a Non-Recourse Subsidiary shall cease to be deemed an Investment (and shall be deemed to have not been made) if and to the extent that the Guaranty is unconditionally released without payment on the obligations so guarantied by the Company or any Subsidiary (other than a Non-Recourse Subsidiary).

             Section 4.10.  Asset Sales.  (a)  The Company will
   not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Sale (other than to the Company or any wholly owned Restricted
   Subsidiary) unless:

             (i)  no Default exists or is continuing
        immediately prior to and after giving effect to such Asset Sale;

            (ii) the Company (or the Subsidiary, as the case may be) receives consideration at the time of each such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or equity securities sold or otherwise disposed of; and

           (iii) at least 90% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided, however, that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guaranty thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received) for purposes of this provision.

             (b) Within 360 days after any Asset Sale, the Company (or the Subsidiary, as the case may be) may reinvest or cause to be reinvested the Net Proceeds from such Asset Sale in another asset or business in a Gaming Related Business; provided that if there is an Asset Sale with respect to any Collateral and the Net Proceeds from such Asset Sale (either individually or when combined with the Excess Proceeds from Asset Sales of Collateral during such 360-day period) exceeds $3 million, then such Net Proceeds shall be held in a segregated account (a "Cash Collateral Account") (which may, at the Company's option, be invested in Marketable Securities) which will be pledged to the Collateral Trustee to secure the Company's obligations under the Notes or the Indenture or the obligations of the Guarantors under each of their respective Subsidiary Guaranties or the Indenture until such Net Proceeds are either reinvested or applied to redeem the Notes as described below; provided further that if there is an Asset Sale with respect to any Collateral and the Net Proceeds from such Asset Sale are reinvested, such Net Proceeds shall only be reinvested in assets defined as Collateral under the Related Documents and the assets acquired by such reinvestment will be pledged to the Collateral Trustee to secure the Company's obligations under the Notes or the Indenture or the obligations of the Guarantors under each of their respective Subsidiary Guaranties or the Indenture.
   Any Net Proceeds from any Asset Sale that are not reinvested as provided in the preceding sentence constitute "Excess Proceeds."

             (c) When the aggregate amount of Excess Proceeds exceeds $10 million (the amount of such Excess Proceeds being the "Offer Amount"), the Company will make an offer (an "Asset Sale Offer") (i) to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Offer Amount or (ii) at the Company's option, to redeem outstanding Notes and Pari Passu Indebtedness on a pro rata basis in relation to the outstanding aggregate principal amount of such Indebtedness and the aggregate principal amount of the Notes then outstanding, in each case at an offer price (the "Purchase Price") in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with Section 3.11. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Offer Amount, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

             (d) Notwithstanding the permitted reinvestment referred to in the first sentence of Section 4.10(b), in the case of an Asset Sale involving an Event of Loss with respect to the Existing Hotel Casino in excess of $10 million, the Company shall make an Asset Sale Offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Net Proceeds from such Asset Sale at the Purchase Price in accordance with
   Section 3.11, provided, however, that the Company may reinvest the Net Proceeds from such Asset Sale in a Gaming Related Business in Atlantic City, New Jersey so long as the Company delivers or causes to be delivered to the Trustee a written opinion from a reputable architect and an Officers' Certificate to the effect that an operating casino containing at least 80% of the slot machines and 80% of the table games which existed immediately prior to the Event of Loss could be operational through the reinvestment of the Net Proceeds from such Event of Loss and such reinvestment will be completed within two years of such Asset Sale.

             (e)  If an Asset Sale Offer is required under this
   Section 4.10, the Company shall, no later than 360 days after the closing of the Asset Sale, notify the Trustee in accordance with Section 3.11(d) hereof and commence or cause to be commenced the Asset Sale Offer on a date no later than 10 Business Days after the date of such notice.

             Section 4.11. Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or maintain any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

             (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant
        Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person;

            (ii) such Affiliate Transaction is approved by a majority of disinterested members of the Company's
        Board of Directors; and

           (iii)  the Company delivers to the Trustee:

                  (1)  with respect to any Affiliate
             Transaction involving payments in excess of $1 million, an Officers' Certificate certifying that any such Affiliate Transaction complies with this clause (a) and such Affiliate Transaction is approved by a majority of the Board of Directors as evidenced by a Board Resolution; and

                  (2)  with respect to any Affiliate
             Transaction involving aggregate payments in excess of $5 million, an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm of national standing.

             (b) Notwithstanding the foregoing, the following shall not be deemed Affiliate Transactions:

             (i) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary;

            (ii)  any consulting or similar arrangements
        entered into by the Company or any of its subsidiaries under which payments do not exceed $200,000 with respect to any individual, and do not exceed $500,000 in the aggregate, in any calendar year;

           (iii) transactions between or among the Company and/or its wholly owned Restricted Subsidiaries;

            (iv)  transactions permitted by Section 4.09;

             (v) payments made by the Company pursuant to the indemnification agreement with its directors and officers in such director's or officer's capacity as a director or officer of the Company or a wholly owned Restricted Subsidiary;

            (vi) loans to employees of the Company or any wholly owned Restricted Subsidiary, in an amount approved by a majority of disinterested members of the Board of Directors of the Company and any wholly owned Restricted Subsidiary in an amount not to exceed $500,000 in aggregate principal outstanding at any one time;

           (vii)  the Claridge Lease and the Wraparound
        Mortgage, each as in effect on the Issue Date, with such changes as may be permitted under the covenant
        "Transactions with the Partnership";

          (viii)  any Unification Transaction; and

            (ix) any other transaction with the Partnership permitted under Section 4.12.

             Section 4.12. Transactions with the Partnership; Unification Transaction. (a) The Company and its Subsidiaries will not agree to any amendment or waiver of the terms of or take any action (or omit to take any action) the result of which would be to abrogate, terminate, reduce or otherwise adversely affect any of its or their rights under the Claridge Lease or the Wraparound Mortgage (in each case as in effect on the Issue Date); provided, however, that (i) the Company and its Restricted Subsidiaries may enter into an amendment of the Claridge Lease that provides solely for a deferral, reduction or abatement of rent thereunder, provided that the Trustee shall have been provided with an opinion of independent counsel recognized as experts in federal income tax matters (a "Tax Opinion") to the effect that any such amendment would not result in material adverse federal income tax consequences to the Company and its Restricted Subsidiaries or the Noteholders;
   (ii) the Company and its Restricted Subsidiaries may enter into any amendment to, or termination of, the Claridge Lease or the Wraparound Mortgage to the extent necessary or appropriate to effect a Unification Transaction permitted hereunder; (iii) the Company and its Subsidiaries may consummate a Unification Transaction, provided, however, that (A) on a pro forma basis after giving effect to the Unification Transaction and the payment of Unification

   Transaction Payments, the ratio of Adjusted Indebtedness to Adjusted EBITDA at such date is less than 3.0 to 1, as certified by an Officers' Certificate; (B) the Trustee shall have obtained from a nationally recognized investment banking firm an opinion as to the fairness of the Unification Transaction to the Company from a financial point of view; (C) the Company or CPPI or such successor entity of either of them which owns the Hotel Assets expressly assumes all of the obligations of the mortgagor under the Mortgage and of the pledgor under the other applicable Related Documents and delivers appropriate documents and other instruments to the Trustee or the Collateral Trustee, as the case may be; and (D) after giving effect to such Unification Transaction, no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof; and (iv) the Company and its Restricted Subsidiaries shall, if so requested by the Trustee or the Collateral Trustee, enter into any amendment to and grant any consent or waiver under the Claridge Lease or the Wraparound Mortgage to permit the Trustee or the Collateral Trustee, as the case may be, to more effectively enforce the Liens over the Collateral and exercise the rights granted to the Collateral Trustee under any of the Related Documents; and (v) the Company and its Restricted Subsidiaries may enter into any amendment to the Wraparound Mortgage and the Claridge Lease to the extent necessary or appropriate to effect any future acquisition of land or facility construction by the Partnership used or to be used in the business of the Existing Hotel Casino on terms no less favorable to the Company and its Restricted Subsidiaries than the arrangements existing on the Issue Date. Subject to the foregoing, the Company shall renew the term of the Claridge Lease in accordance with its terms.

             Section 4.13. Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

             (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits,

            (ii) pay any Indebtedness owed to the Company or any of its Subsidiaries;

           (iii) make loans or advances to the Company or any of its Subsidiaries; or

            (iv) transfer any of its properties or assets to the Company or any of its Subsidiaries,

   except for such encumbrances or restrictions existing under or by reasons of (1) Existing Indebtedness as in effect on the Issue Date, (2) this Indenture and the Notes, (3) applicable law, (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Adjusted Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of this Indenture, (5) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (6) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, (7) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (8) restrictions imposed on any Non-Recourse Subsidiary by any Non-Recourse Debt.

             Section 4.14. Change of Control. (a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right, in accordance with this Section 4.14 and Section 3.11 hereof, to require that the Company repur-chase all or any part (equal to $1,000 or an integral multi-ple thereof) of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the Purchase Date (the "Change of Control Price").

             (b)  No later than 30 days after a Change of
   Control, the Company shall notify the Trustee in writing of such Change of Control and commence or cause to be commenced an offer to all Noteholders to purchase all outstanding Notes at the Change of Control Price pursuant to the procedures set forth in Section 3.11 hereof (the "Change of Control Offer"). The Commencement Date for any Change of Control Offer shall be the date specified by notice given by the Company to the Trustee in accordance with Section 3.11(d) and shall be no later than 30 days after such Change in Control.

             Section 4.15.  Additional Subsidiary Guaranties.
   (a) If, at any time after the Issue Date, the Company or any of its Restricted Subsidiaries shall transfer or cause to be transferred, in one or a series of related transac-tions, any Collateral or shall otherwise make an Investment having a book value in excess of $5 million to or in any Subsidiary (other than a Non-Recourse Subsidiary) that is not a Guarantor, or if the Company establishes a Subsidiary other than CPPI that operates the Existing Hotel Casino (a "New Operator") then such transferee or acquired Subsidiary or New Operator shall become a Guarantor of the Notes to the same extent as CPPI, and the Company shall cause such Subsidiary to execute such instruments and to take such other actions as the Trustee may require in order to evidence the Guarantee by such Restricted Subsidiary under
   Article XI of this Indenture, the agreement by such Restricted Subsidiary to be bound by the other terms of this Indenture and the agreement by such Restricted Subsidiary to secure its obligations in respect of the Notes by granting to the Collateral Trustee a security interest in collateral of the type pledged by the other Guarantors pursuant to the Related Documents.

             (b) In the event that the capital stock of any such transferee or acquired Subsidiary which theretofore became a Guarantor pursuant to Section 4.15(a) is thereafter disposed of in its entirety by the Company and its Restricted Subsidiaries, such Guarantor shall be released and discharged from any obligation under this Indenture and the Related Documents; provided that no such disposition shall be made unless, immediately after such disposition and after giving effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) no Change of Control shall result therefrom.

             Section 4.16. Limitation on Business Activities of the Company and the Subsidiaries. The Company will not, and will not permit any Subsidiary to, engage in any business other than those necessary for, incident to, connected with or arising out of the gaming business (including developing and operating hotel casinos, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto). The Company or its Subsidiaries may not enter into any gaming jurisdictions in which the Company or its Subsidiaries is not presently licensed if all of the Holders of Notes will be required to be licensed, provided that this sentence shall not prohibit the Company or its Subsidiaries from entering any jurisdiction that does not require the licensing or qualification of all of the Holders of the Notes, but reserves the discretionary right to license or qualify any Holder of Notes.

             Section 4.17. Insurance. Until the Notes have been paid in full, the Company will, and will cause its Subsidiaries, to maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty loss, workers' compensation and interruption of business insurance, and shall provide satisfactory evidence of such insurance to the Trustee in the form of a certificate of insurance and an Officers' Certificate at least 30 days prior to the anniversary or renewal date of each such policy, which Officers' Certificate shall expressly state such expiration date for each policy listed and that such insurance is complete and in compliance with the requirements of this Section 4.17. Notwithstanding the foregoing, customary insurance coverage for the purposes of this Indenture shall include the following: (i) workers' compensation insurance in full compliance with all applicable state and federal laws and regulations, (ii) property insurance protecting property, including, without limitation, the Hotel Assets, against loss or damage by fire, lightning, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an "all-risk" policy or a property policy covering "special" causes of loss. Such insurance shall provide coverage in not less than 100% of actual replacement value and with a deductible no greater than $1,000,000 (as determined at each policy renewal based on the F.W. Dodge Building Index or some other nationally recognized means) of any improvements, and (iii) business interruption insurance for a period not less than one year, and in an amount based upon 100% of estimated continuing expenses and lost cash flow for the fiscal year with respect to which the insurance coverage is in effect less non-continuing expenses.

             All insurance under this provision shall name the Trustee or the Collateral Trustee as an additional insured or loss payee, as applicable. All such insurance shall be issued by carriers having an A.M. Best & Company, Inc. rating of A- or higher and a financial size category of not less than XI, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by the Company after consultation with a reputable insurance broker.

             Section 4.18.  Investment Company Act.  None of
   the Company, the Guarantors and their respective
   Subsidiaries shall become an investment company subject to registration under the Investment Company Act of 1940, as amended.

             Section 4.19. Related Documents. None of the Company, the Guarantors and their respective Subsidiaries will amend, waive or modify, or take or refrain from taking any action which has the effect of amending, waiving or modifying, any provision of the Related Documents to the extent that such amendment, waiver, modification or action would have any material adverse effect on the rights of the Trustee or the Noteholders (as provided herein or in the Related Documents), provided that:

             (1) Collateral may be released or modified as expressly provided herein and in the Related Documents;

             (2)  guaranties, Liens, and pledges may be
        released as expressly provided herein and in the Related Documents; and

             (3)  this Indenture and any of the Related
        Documents may be otherwise amended, waived or modified pursuant to Article 9 hereof.

             Section 4.20. Further Assurances. The Company and the Guarantors shall (and shall cause any of their Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order (i) to carry out more effectively the purposes of the Related Documents and this Indenture, (ii) to subject the Liens created by any of the Related Documents or any of the properties, rights or interests covered by any of the Related Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Related documents and the Liens intended to be created thereby and hereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted or now or hereafter intended to be granted to the Trustee or under any other instrument executed in connection therewith or granted to the Company under the Related Documents and this Indenture or under any other instrument executed in connection therewith.

             Section 4.21.  Redesignation of Non-Recourse
   Subsidiary. Any Non-Recourse Subsidiary may be redesignated by the Company as a Subsidiary that is not a Non-Recourse Subsidiary, provided, however, that at the time of such designation, after giving pro forma effect to such designation as if it occurred at the beginning of the applicable four-quarter period, (i) the Company could incur $1.00 of additional Indebtedness pursuant to the Adjusted Fixed Charge Coverage Ratio test set forth in Section 4.08(a) and (ii) no Default or Event of Default shall have occurred and be continuing or occur as a consequence hereof.

             Section 4.22. Duty of Cooperation. The Company and the Guarantors and each of their respective directors, officers and Affiliates shall cooperate with the Casino Control Commission and the Division of Gaming Enforcement and provide such information and documentation as may from time to time be requested by such agencies unless such request is being contested in good faith by appropriate proceedings.

             Section 4.23. Further Property. If the Company or any Subsidiary acquires any property after the date hereof which is used in connection with the use or operation of the Existing Hotel Casino, including the Contemplated Expansion, any Project Expansion or any adjacent or contiguous land parcel and the construction on that land of any amenity or facility, the Company or any Subsidiary shall promptly execute, deliver and record such mortgages and other security documents (or a supplement or an amendment to the Mortgage) (or shall, to the extent within its power, cause the Partnership to do such things) as may necessary, or as the Collateral Trustee may request, to subject such property to a Lien in favor of the Collateral Trustee securing the Secured Obligations, and deliver to the Collateral Trustee title insurance substantially in the form of the title insurance insuring the Lien of the Mortgage as of the date hereof in an amount reasonably satisfactory to the Collateral Trustee insuring the Lien of such mortgage or of the Mortgage (as so supplemented and amended) or an appropriate endorsement to the insurance issued in connection with the Mortgage as of the date hereof, in either case subject to such exceptions as do not materially adversely affect the Lien of the Mortgage.


                            ARTICLE V

                            SUCCESSORS

             Section 5.01. Consolidation, Merger or Sale of Assets. (a) The Company or the Guarantors may not consolidate or merge with or into (whether or not the Company or the Guarantors is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity (the "Surviving Entity") unless:

             (i) the Company or the Guarantor, as the case may be, is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or any Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

            (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or any Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligation of the Company or the Guarantors pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and this Indenture;

           (iii) immediately after such transaction no Default or Event of Default exists or would exist;

            (iv) the Company or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Adjusted Fixed Charge Coverage Ratio test set forth in Section 4.08(a); provided that this condition (iv) need not be satisfied in connection with any Unification Transaction.

             (v) such transaction would not require any Holder of Notes to obtain a gaming license or be qualified under the laws of any applicable gaming jurisdiction, provided that such Holder would not have been required to obtain a gaming license or be qualified under the laws of any applicable gaming jurisdiction in the absence of such transactions; and

            (vi) such transactions would not result in the loss of any qualification or any material license of the Company or its Subsidiaries necessary for any Gaming Related Business then operated by the Company or its Subsidiaries.

             (b) The Company shall deliver to the Trustee prior to the consummation of the proposed transaction an Officers' Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture complies with this Indenture and the assumptions, if any, of the Related Documents are effective.

             Section 5.02. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof or of any Guarantor or any Subsidiary thereof, the Surviving Entity (including any entity surviving any Guarantor or any Subsidiaries thereof) shall succeed to, and be substituted for, and may exercise every right and power of, the Company, any Guarantor or any Subsidiary thereof, as the case may be, under this Indenture with the same effect as if such successor Person has been named herein as the Company, any Guarantor or any Subsidiary thereof, as the case may be; provided, however, that the Surviving Entity (including any entity surviving any Guarantors or any Subsidiaries thereof) or acquiring corporation shall:

             (i)  assume all of the obligations of the acquired
        Person under this Indenture, the Notes, and, if applicable, the Related Documents;

            (ii) acquire and own and operate, directly or through wholly owned Subsidiaries, all or substantially all of the properties and assets then constituting the Existing Hotel Casino;

           (iii) have been issued, or have a consolidated Subsidiary which has been issued, Gaming Permits to operate the Existing Hotel Casino substantially in the manner and scope operated prior to such transaction, which Gaming Permits are in full force and effect; and

            (iv)  comply fully with the provisions of Section
        5.01 hereof (in the case of any Surviving Entity other than any entity surviving any Guarantor or any Subsidiaries thereof);

   provided, further, that the Company and the Guarantors, respectively, shall have delivered to the Trustee the Officers' Certificate and Opinion of Counsel required by this Section 5.01.


                            ARTICLE VI

                      DEFAULTS AND REMEDIES

             Section 6.01.  Events of Default.  An "Event of
   Default" occurs if:

             (a) The Company or any Guarantor defaults in the payment of the principal of or premium (if any) on any Note when the same becomes due and payable at maturity, upon any redemption or repurchase pursuant to the provisions under Article III, Sections 4.10 or 4.14, or by declaration or otherwise;

             (b) The Company or any Guarantor defaults in the payment of interest or any other amount payable to Noteholders under the Indenture on any Notes, except as set forth in (a) above, when the same becomes due and payable and the Default continues for a period of 30 days after the date due and payable;

             (c) The Company or any Subsidiary thereof or the Partnership fails for a period of 30 days after the notice specified below to observe or perform in any material respect any of the other provisions of the Indenture or the Related Documents;

             (d) The Company or any Restricted Subsidiary thereof or the Partnership defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, any Guarantor or any Restricted Subsidiary or the payment of which is guarantied by the Company, any Guarantor or any Restricted Subsidiary, whether such Indebtedness or guaranty now exists, or is created after the date of this Indenture, which default (i) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.5 million or more;

             (e) A final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company, any Guarantor or any of their respective Restricted Subsidiaries and such remains undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such judgments exceeds $5 million;

             (f) An event of default shall have occurred and be continuing (as defined in such Related Document) under any of the Related Documents;

             (g) Except as permitted by this Indenture, any Subsidiary Guaranty is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guaranty;

             (h) There shall have occurred any revocation, suspension or loss of any license required to operate the Existing Hotel Casino (other than any revocation, suspension or loss resulting from an Event of Loss) which results in the cessation of business at the Existing Hotel Casino for a period of more than 90 consecutive days;

             (i)  The cessation of business at the Existing
        Hotel Casino beyond such time period covered by business interruption insurance;

             (j) Any material default of the Partnership under the Wraparound Mortgage, other than the failure of the Partnership to make payments of principal when due upon maturity so long as CPPI may exercise a right of offset in respect thereof under the Claridge Lease, which default continues uncured for a period of 30 days after the notice specified below;

             (k) any material default of CPPI or the
        Partnership under the Claridge Lease, which default continues uncured for a period of 30 days after the notice specified below; other than a default in the payment of rent thereunder by CPPI that may arise through the exercise by CPPI of its right of offset in respect of defaulted payments under the Wraparound Mortgage;

             (l) failure by the Company to own, directly or indirectly, 100% of the outstanding capital stock of CPPI (other than by reason of a Unification Transaction) or 100% of the capital stock of any other person holding a gaming license to operate the Existing Hotel Casino;

             (m) the termination of the Claridge Lease other than a termination in connection with a Unification
        Transaction; and

             (n)  The Company, any Guarantor, or any Restricted
        Subsidiary thereof or the Partnership pursuant to or within the meaning of any Bankruptcy Law:

             (i)  commences a voluntary case,

            (ii) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor,

           (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property,

            (iv) makes a general assignment for the benefit of its creditors, or

             (v) admits in writing its inability generally to pay its debts as the same become due;

             (o) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

             (i)  is for relief against the Company, any
                  Guarantor or any Restricted Subsidiary
                  thereof or the Partnership in an involuntary case in which it is the debtor,

       (ii) appoints a Custodian of the Company, any Guarantor or any Restricted Subsidiary thereof or for all or substantially all of the property of the Company, any Guarantor or any Restricted Subsidiary thereof or the Partnership, or

           (iii) orders the liquidation of the Company, any Guarantor or any Subsidiary thereof (other than a Non-Recourse Subsidiary) or the Partnership and the order or decree remains unstayed and in effect for 60 days;

             The term "Bankruptcy Law" means Title 11, U.S.
   Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

             An Event of Default under clause (c), (j) or (k) of this Section occurs when the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes has notified the Company of the Default, and the Company or any Guarantor or the Partnership, as the case may be, fails to cure the Default or cause the Default to be cured within the time period specified therein if any. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

             In the case of any Event of Default pursuant to the provisions of this Section 6.01 occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any Guarantor with the intention of avoiding payment of the premium which the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.07 hereof, an equivalent premium (or, in the event that the Company would not be permitted to redeem the Notes pursuant to paragraph 8 of the Notes, the premium payable on the first date thereafter on which such redemption would be permissible) shall also become and be immediately due and payable to the extent permitted by law, anything in this Indenture or in the Notes contained to the contrary notwithstanding. If an Event of Default occurs prior to _______, 1998 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any Guarantor with the intention of avoiding the prohibition on redemption of the Notes prior to _______, 1998, then the Applicable Premium shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes anything in this Indenture or in the Notes contained to the contrary notwithstanding.

             Section 6.02.  Acceleration.  If an Event of
   Default (other than an Event of Default specified in clauses
   (n) and (o) of Section 6.01 hereof) occurs and is continuing, the Trustee by notice to the Company and CPPI, or the Noteholders of at least 25% in principal amount of the then outstanding Notes by notice to the Trustee, the Company and CPPI may declare the unpaid principal of, premium (if any) and any accrued interest on all the Notes to be immediately due and payable. For purposes of the preceding sentence, if a Default or Event of Default is cured prior to acceleration of the Notes, it shall no longer be deemed to be continuing. Upon such declaration the principal, premium (if any) and interest shall be due and payable immediately. If an Event of Default specified in clause (n) or (o) of Section 6.01 hereof occurs, such an amount shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholder. The Noteholders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may rescind an acceleration and its consequences if (a) the rescission would not conflict with any judgment or decree, (b) all existing Events of Default have been cured or waived except nonpayment of principal, premium (if any) or interest that has become due solely because of the acceleration and (c) the Company or the Guarantor has paid or deposited with the Trustee a sum sufficient to pay all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses and disbursements of the Trustee, its agents and counsel.

             Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium (if any) or interest on the Notes or to enforce the performance of any provision of the Notes, the Subsidiary Guaranties or this Indenture.

             The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law. The assertion or employment of any right or remedy hereunder or otherwise shall not restrict the concurrent assertion or employment of any other appropriate right or remedy.

             Section 6.04.  Waiver of Defaults.  The
   Noteholders of a majority in principal amount of the then


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   outstanding Notes by notice to the Trustee may waive an
   existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or premium (if any) or interest on any Note. When a Default or Event of Default is waived, it is cured and ceases; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

             Section 6.05.  Control by Majority.  The
   Noteholders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that the Trustee believes in good faith would conflict with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Noteholders, the Trustee believes in good faith would subject the Trustee to personal liability be unduly prejudicial to the interests of Holders not joining in the giving of such direction, it being understood that the Trustee should have no duty to ascertain whether or not such directions would be unduly prejudiced.

             Section 6.06.  Limitation on Suits.  A Noteholder
   may pursue a remedy with respect to this Indenture or the Notes only if:

             (a) the Noteholder gives to the Trustee written notice of a continuing Event of Default;

             (b) the Noteholders of a least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

             (c) such Noteholder or Noteholders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

             (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

             (e) during such 60-day period the Noteholders of a majority in principal amount of the then outstanding
        Notes do not give the Trustee a direction inconsistent with the request.

   A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

             Section 6.07. Rights of Noteholders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Noteholder of a Note to receive payment of principal, premium (if any) and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Noteholder, except that no Noteholder shall have the right to institute any such suit or take any action, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would under applicable law result in the surrender, impairment, waiver, or loss of the Lien of the Related Documents upon any property subject to such Lien.

             Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or the Guarantors or any other obligor on the Notes for the whole amount of principal, premium (if any) and interest remaining unpaid on the Notes and interest, to the extent lawful, on overdue principal, premium (if any) and interest, in each case at the rate per annum borne by the Notes as applicable, and such further amount as shall be sufficient to cover the costs and, to the extent lawful, expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

             Section 6.09. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due under Section 7.07 hereof) and the Noteholders allowed in any judicial proceedings relative to the Company, the Guarantors (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute it, and any Custodian in any such judicial proceedings is hereby authorized by each Noteholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Noteholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section
   7.07 hereof. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Noteholder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceeding.

             Section 6.10.  Priorities.  If the Trustee
   collects any money pursuant to this Article, it shall pay out the money in the following order.

        First:    to the Trustee for amounts due under Section
                  7.07 hereof;

        Second: to Noteholders for amounts due and unpaid on the Notes for principal, premium (if any) and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium (if any) and interest, respectively; and

        Third: to the Company, the Guarantors or any other obligor on the Notes, as their interest may appear or as a court of competent jurisdiction may direct.

             The Trustee may fix a record date and payment date for any payment to Noteholders.

             Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Noteholder pursuant to Section 6.07 hereof, or a suit by Noteholders of more than 10% in principal amount of the then outstanding Notes.

             Section 6.12.  Management of the Existing Hotel
   Casino. Notwithstanding any provision of this Article VI to the contrary:

             (a) Following an Event of Default which permits the taking of possession of the trust property by the

        Trustee or the appointment of a receiver for the trust property or any part thereof pursuant to the Mortgage, on or after such taking of possession or such appointment, the Trustee or any such receiver shall be authorized, in addition to the rights and powers of the Trustee and such receiver set forth elsewhere in this Indenture and the Related Documents, subject to compliance with applicable law, to retain one or more experienced operators of hotels or casinos to manage or operate the Existing Hotel Casino on behalf of the Noteholders, provided, however, that any operator shall, and the Noteholders shall, have all necessary legal qualifications, including all Gaming Permits, to manage or operate the Existing Hotel Casino; and

             (b) No Noteholder shall have any right to take possession of, operate or manage all or any portion of the Existing Hotel Casino, individually or as a member of a group, unless such Noteholder (i) shall have all necessary legal qualifications, including all Gaming Permits, to do so, (ii) shall otherwise be qualified to be retained to manage or operate the Existing Hotel Casino and (iii) is retained by the Trustee or receiver to manage or operate the Existing Hotel Casino, in the case of each of clauses (i), (ii) and (iii), pursuant to subsection (a) of this Section 6.12.


                           ARTICLE VII

                             TRUSTEE

             Section 7.01. Duties of Trustee. (a) If any Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

             (b)  Except during the continuance of an Event of
   Default:

             (i) The Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee other than those provided in the TIA.

            (ii) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions which by any provision hereof are specifically furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

             (c)  The Trustee may not be relieved from
   liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

             (i) This paragraph does not limit the effect of paragraph (b) of this Section 7.01

            (ii) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

           (iii) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

             (d) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of the Noteholders pursuant to this Indenture, unless such Noteholders shall have offered the Trustee reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

             (e) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a),
   (b), (c) and (d) of this Section 7.01.

             (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company or the Guarantors. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

             (g) The Trustee and its directors, officers, employees and Affiliates shall cooperate with the Casino Control Commission and the Division of Gaming Enforcement and provide such information and documentation as may from time to time be requested by such agencies.

             Section 7.02. Rights of Trustee. (a) The Trustee may rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company and the Subsidiaries personally or by agent or attorney.

             (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel.

             (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

             (d) Before it acts or refrains from acting, the Trustee may consult with counsel and the advice of counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

             (e) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses, claims, liabilities, judgments, losses or damages whatsoever which may be incurred therein or thereby as a result of any action taken at the direction of the Holders;

             (f)  Prior to the occurrence of an Event of
   Default hereunder and after the curing or waiving of all events of Default the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture or other paper or document with respect to such series of Notes unless requested in writing so to do by the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding; provided, however, that (i) if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises relevant to such inquiry or investigation as provided in Section 7.02(a); and (ii) if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to so proceeding. The reasonable expense of every such investigation shall be paid by the Company or, if paid by the Trustee, shall be repaid by the Company upon demand; and

             (g)  The Trustee shall not be liable for any
   action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

             Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Subsidiaries, or the Guarantors or an Affiliate with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11 hereof.

             Section 7.04. Trustee's Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture, the Notes or the Related Documents; it shall not be accountable for the Company's use of the proceeds from the Notes; and it shall not be responsible for any statement of the Company in this Indenture or any statement in the Notes other than its authentication. The Trustee makes no representation as to the validity, value or condition of any property covered or intended to be covered by the Lien arising out of the Related Documents or as to the title of the Subsidiaries thereto or as to the security afforded by the Mortgage.

             The Trustee shall not be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Company or to report, or make or file claims or proof of loss for, any loss or damage insured against or which may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made. The Trustee shall have no responsibility in respect of the validity, sufficiency, due execution, acknowledgement, or filing or refiling of this Indenture or the validity or sufficiency of the security provided hereunder or the perfection or continuation of perfection of such Security or in respect of the validity of the Notes or the due execution or issuance thereof.

             The immunities and exemptions from liability if the Trustee hereunder shall extend to its directors, officers, employees and agents.

             Section 7.05. Notice of Acceleration. (a) If an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to the Collateral Trustee and the Noteholders a notice of the Event of Default within 90 days after it occurs (a "Notice of Acceleration"). Except in the case of an Event of Default in payment on any Note (including any failure to make any mandatory redemption payment required hereunder), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Noteholders.

             (b) So long as a Notice of Acceleration is in effect, the Collateral Trustee shall exercise the rights and remedies provided in the Related Documents subject to the direction of the Required Secured Parties (as defined in the Collateral Trust Agreement) as provided herein and therein. The Collateral Trustee is not empowered to exercise any remedy under any of the Related Documents unless a Notice of Acceleration is in effect.

             (c)  Except as otherwise provided by Section
   7.05(e), a Notice of Acceleration shall become effective upon receipt thereof by the Collateral Trustee. A Notice of Acceleration, once effective, shall remain in effect unless and until it is cancelled as provided in Section 7.05(d) or deemed cancelled as provided in Section 7.05(e).

             (d) If the Indenture Trustee has given a Notice of Acceleration, the Indenture Trustee shall be entitled to cancel such Notice of Acceleration by delivering a written notice of cancellation to the Collateral Trustee (i) before the Collateral Trustee takes any action to exercise any remedy with respect to the Collateral or (ii) thereafter, if the Collateral Trustee believes that all actions it has taken to exercise any remedy or remedies with respect to the Collateral can be reversed without undue difficulty.

             (e) Notwithstanding anything to the contrary contained in this Section 7.05, if the Collateral Trustee and the Indenture Trustee are the same Person, the Indenture

   Trustee shall not be required to deliver a notice to the Collateral Trustee in order for a "Notice of Acceleration" of the Notes under this Indenture to become effective or to be cancelled. In any such case, a Notice of Acceleration shall, for all purposes of the Related Documents, (i) be deemed to have been delivered and to have become effective immediately upon the Trustee being charged under this
   Section 7.05 with knowledge that (x) a Note under the Indenture had not been paid in full at the stated final maturity thereof or (y) an Event of Default had occurred under the terms of this Indenture, and (ii) shall be deemed to have been cancelled at such time as the Trustee would have been required to deliver a notice of cancellation pursuant to Section 7.05 of this Indenture were it not also the Collateral Trustee.

             (f)  The Collateral Trustee shall notify the
   Company and the Trustee of the effectiveness or the cancellation of any Notice of Acceleration within three Business Days thereof; provided that the Collateral Trustee shall not be required to so notify the Trustee if the Trustee and the Collateral Trustee are the same Person.

             Section 7.06. Reports by Trustee. Within 60 days after the reporting date stated in Section 12.10 hereof, the Trustee shall mail to Noteholders a brief report dated as of such reporting date to the extent required by TIA Section 313 in accordance with the procedures set forth in said Section. The Company shall notify the Trustee when the Notes are listed on any stock exchange.

             At the expense of the Company, the Trustee or, if the Trustee is not the Registrar, the Registrar, shall report the names of record Holders of the Notes to any Gaming Authority when requested to do so by the Company. The Trustee shall also comply with the information requirements relative to the Casino Control Commission and the Division of Gaming Enforcement set forth in Section 4.02.

             To the extent requested by the Company and at the Company's expense, the Trustee shall cooperate with any Gaming Authority in order to provide such Gaming Authority with the information and documentation requested and as otherwise required by applicable law.

             Section 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services hereunder in accordance with the Trustee's standard fees for such services. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee's agents and counsel.

             The Company shall indemnify the Trustee and its agents for, and hold them harmless against, any loss, liability or expense incurred without negligence or bad faith on their part, arising out of or in connection with the acceptance or administration of this Indenture, including the costs and expenses of investigating or defending themselves against any claims or liability in connection with the exercise or performance of any of their powers or duties hereunder and the costs and expenses of any investigation by, or other proceedings before, any Gaming Authority. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

             The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through negligence or bad faith on the part of the Trustee.

             The obligation of the Company under this Indenture to compensate and indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall constitute additional indebtedness hereunder. To secure the Company's payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee in its capacity as trustee under this Indenture, except that held in trust to pay principal, premium (if any) and interest on particular Notes.

             Section 7.08.  Replacement of Trustee.  A
   resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.08.

             The Trustee may resign and be discharged from the trust hereby by so notifying the Company. Subject to the provisions of the Casino Control Act, the Noteholders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company. If at any time:

             (1) the Trustee fails to comply with Section 7.10 hereof;

             (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

             (3) a Custodian or public officer takes charge of the Trustee or its property; or

             (4)  the Trustee becomes incapable of acting.

   then, in any such case, subject to the provisions of the Casino Control Act, (i) the Company by action of an Authorized Officer may remove the Trustee or (ii) any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

             Notwithstanding the foregoing, any successor
   Trustee may be appointed only with the prior, express approval of the Casino Control Commission, in consultation with the Division of Gaming Enforcement, provided that such successor Trustee must first be qualified as a financial source by and cooperate with the Casino Control Commission and the Division of Gaming Enforcement.

             If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company, the Guarantors and any other obligor shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Noteholders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company, the Guarantors and any other obligor.

             If any Gaming Authority requires a Trustee to be approved, licensed or qualified and the Trustee fails or declines to do so, which approval, license or qualification shall be obtained upon the request of, and at the expense of, the Company unless the Trustee declines to do so, or, if the Trustee's relationship with any of the Subsidiaries may, in the Company's discretion, jeopardize any material gaming license or franchise or right or approval granted thereto, the Trustee shall resign, and, in addition, the Trustee may at its option resign if the Trustee in its sole discretion determines not to be so approved, licensed or qualified.

             If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Noteholders of a least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

             If the Trustee fails to comply with Section 7.10 hereof, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

             A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations and any other obligor's obligations under Section 7.07 hereof shall continue for the benefit of the retiring trustee with respect to expenses and liabilities incurred by it prior to such replacement.

             Section 7.09. Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

             Section 7.10.  Eligibility, Disqualification.
   This Indenture shall always have a Trustee who satisfies the requirements of TIA section 310(a)(1). The Trustee shall always have a combined capital and surplus as stated in Section
   12.10. The Trustee is subject to TIA section 310(b); provided, however, that there shall be excluded from the operation of TIA section 310(b)(1) any indenture or indentures under which other securities, or certificate of interest or participation in other securities, of the Company or the Guarantors are outstanding, if the requirements for such exclusion set forth in TIA section 310(b)(1) are met.

             Section 7.11.  Preferential Collection of Claims
   Against the Company.  The Trustee is subject to TIA
   section 311(a), excluding any creditor relationship listed in TIA section 311(b). A Trustee who has resigned or been removed shall be subject to TIA section 311(a) to the extent indicated therein.

             Section 7.12. Co-Trustee. It is the purpose hereof that there shall be no violation of any law of any jurisdiction denying or restricting the right of banks or trust companies to transact business as trustee in such jurisdiction. It is recognized that in case of litigation hereunder or under the Related Documents and in particular in case of the enforcement of this Indenture or any of the Related Documents upon the occurrence of an Event of Default or an event of default under any of the Related Documents, it may be necessary that the Trustee appoint an additional bank or trust company as a separate Trustee or Co-Trustee. The following provisions of this Section are adopted to these ends.

             Upon the incapacity or lack of authority of the Trustee, by reason of any present or future law of any jurisdiction, to exercise any of the rights, powers and trusts herein granted to the Trustee or to hold title to the trust estate or to take any other action which may be necessary or desirable in connection therewith, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in a separate Trustee or Co-Trustee appointed by the Trustee and every agreement and obligation necessary to the exercise thereof by such separate Trustee or Co-Trustee shall run to and be enforceable by either of them.

             Should any deed, conveyance or instrument in writing from the Company be required by the separate Trustee or Co-Trustee so appointed by the Trustee in order to more fully and certainly vest in and confirm to such Trustee such properties, rights, powers, trusts, duties and obligations, any and all such deeds, conveyances and instruments shall, on request, be executed, acknowledged and delivered by the Company upon the written request of the Trustee. In case any separate Trustee or Co-Trustee, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate Trustee or Co-Trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new Trustee or successor to such separate Trustee or Co-Trustee.



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


                           ARTICLE VIII

                      DISCHARGE OF INDENTURE

             Section 8.01. Defeasance and Discharge of this Indenture and the Notes. (a) When (i) the Company delivers to the Trustee all outstanding Notes theretofore authenticated and issued (other than Notes replaced pursuant to Section 2.07) for cancellation; or (ii) all outstanding Notes have become due and payable and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity all outstanding Notes, including interest thereon (other than Notes replaced pursuant to Section 2.07 hereof), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Sections 8.01(c), 8.04 and 8.06 hereof, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

             (b) Subject to Sections 8.01(c), 8.02 and 8.06 hereof, the Company at any time may terminate (i) all its obligations under the Notes and this Indenture ("legal defeasance option") or (ii) its obligations under Sections 3.10, 4.02, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14,
   4.15, 4.16, 4.17, 4.19, 4.20 and 4.21 hereof and the
   operation of Sections 5.01(a)(iv), 6.01(c), 6.01(d), 6.01(j), 6.01(k) and 6.01(m) hereof ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

             If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of the failure of the Company to comply with Section 4.02 or clause (iv) of Section 5.01(a) hereof.

             Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

             (c) Notwithstanding clauses (a) and (b) above, the Company's obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 4.01, 4.04, 7.07, 7.08, 8.04, 8.05 and 8.06
   hereof and the Guarantors' obligations in Section 11.01 shall survive until the Notes have been paid in full.


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


   Thereafter, the Company's obligations in Sections 7.07 and
   8.04 and 8.05 hereof shall survive.

             (d) If the Company exercises its legal defeasance option or its covenant defeasance option in accordance with
   Section 8.02 hereof, then upon the request of the Company and after the effective time of such defeasance, the Trustee shall release all Collateral subject to a Lien held by the Trustee pursuant to the Related Documents (other than the security interest in the deposited U.S. Government Obligations).

             Section 8.02.  Conditions to Defeasance.  The
   Company may exercise either defeasance option only if:

             (i) the Company irrevocably deposits in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations or a combination thereof sufficient to pay the principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be;

            (ii)  the Company delivers to the Trustee a
        certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium (if any) and interest when due on all the Notes to maturity or redemption, as the case may be;

           (iii) the Company shall have delivered to the Trustee an Opinion of Counsel from an independent Counsel reasonably acceptable to the Trustee to the effect that all preference periods applicable to the defeasance trust have expired under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

            (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the day of deposit;

             (v) such legal defeasance or covenant defeasance shall not result in a material breach or violation of or constitute a default under any other material agreement or instrument to which the Company is bound;


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


            (vi)  the Company delivers to the Trustee an
        Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

           (vii) the Company shall have delivered an Opinion of Counsel to the effect that a valid trust is created at the time of such deposit and that the Noteholders shall have a perfected security interest under applicable law in the U.S. Government Obligations so deposited;

          (viii) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

            (ix)  in the case of the covenant defeasance
        option, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

             (x)  the Company delivers to the Trustee and
        Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of Notes as contemplated by this Article VIII have been complied with.

             Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of a Note at a future date in accordance with Article III hereof.

             Section 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.01 hereof. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal, premium (if any) and interest on the Notes.

             Section 8.04. Repayment to Company. The Trustee and the Paying Agent shall promptly pay to the Company upon request any excess money or securities held by them at any time and shall thereupon be relieved from all liability with respect to such money.

             The Trustee and the Paying Agent shall, unless otherwise required by law, pay to the Company upon request any money held by them for the payment of principal, premium (if any) or interest that remains unclaimed for two years after the date upon which such payment shall have become due; provided, however, that the Company shall have first caused notice of such payment to the Company to be mailed to each Noteholder entitled thereto no less than 30 days prior to such payment. After payment to the Company, all liability of the Trustee or the Paying Agent, as the case may be, shall cease and any Noteholders entitled to the money must look to the Company or the Guarantors for payment as general creditors unless an applicable abandoned property law designates another Person.

             Section 8.05.  Indemnity for Government
   Obligations. The Company and the Guarantors shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

             Section 8.06. Reinstatement. If the Trustee or the Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.02 hereof by reason of any legal proceeding or any order or judgment of any court or governmental authority (other than any order of any Gaming Authority restricting the payment of such money to any particular Noteholder) enjoining, restraining or otherwise prohibiting such application, the Company's and the Guarantors' obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section
   8.02 hereof; provided, however, that if the Company or the Guarantors make any payment of interest on or principal of any Note following the reinstatement of its obligations, the Company or the Guarantors shall be subrogated to the rights of the Noteholders of such Notes to receive such payment from the money or the U.S. Government Obligations held by the Trustee or Paying Agent.


                            ARTICLE IX

                            AMENDMENTS

             Section 9.01.  Without the Consent of Noteholders.
   (a) In addition to those amendments and modifications permitted by Section 4.19, without the consent of any Holder of the Notes, the Company, any Guarantors, any other guarantors or obligor on the Notes and the Trustee may amend or supplement this Indenture, the Notes, any Related Document, or any document the form of which is set forth as an Exhibit to this Indenture:

             (i)  to cure any ambiguity, defect or
        inconsistency;

            (ii)  to provide for uncertificated Notes in
        addition to or in place of certificated Notes;

           (iii)  to provide for the assumption of the
        Company's or any Guarantors' obligations as provided in this Indenture;

            (iv) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

             (v)  to execute and deliver any documents
        necessary or appropriate to release Liens on any Collateral as permitted by Section 10.04 hereof;

            (vi) to provide any additional Collateral for the benefit of the Noteholders;

           (vii) to make any change that would provide any additional rights or benefits to the Noteholders or that does not adversely affect the legal rights under this Indenture of any Holder of the Notes.

             Section 9.02. With Consent of Noteholders. (a) Subject to Section 6.07 hereof, the Company, the Guarantors and the Trustee may amend this Indenture, the Notes, any Related Document or any document the form of which is an Exhibit to this Indenture with the written consent of the

   Noteholders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes). Subject to Sections 6.04 and 6.07 hereof (other than a continuing Default or Event of Default in the payment of principal of or premium (if any) or interest on any Notes), the Noteholders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) may also waive compliance with any provision of this Indenture, the Notes, any Related Document or any document the form of which is an Exhibit to this Indenture.

             However, without the consent of each Noteholder affected, an amendment or waiver under this Section 9.02 may not:

             (i) reduce the principal amount of Notes whose Holders are necessary to consent to an amendment or supplement to or waiver of this Indenture, the Notes or any Related Document;

            (ii)  reduce the principal of or change the Stated
        Maturity of any Note;

           (iii) alter the provisions with respect to the redemption or repurchase of the Notes in any manner adverse to the Holders;

            (iv) reduce the rate of or change the time for payment of interest on any Note;

             (v) waive a Default or an Event of Default in the payment of principal or of premium, if any, or interest on any Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

            (vi) make any Note payable in money other than that stated in the Notes;

           (vii)  make any change to Section 6.04 or 6.07
        hereof or this sentence of this Section 9.02;

          (viii) waive a redemption payment with respect to any Note;

            (ix) directly or indirectly release Liens on all or substantially all of the Existing Hotel Casino securing the obligations under the Indenture, the Notes or any Subsidiary Guaranty thereof or directly or indirectly release the Lien on all or substantially all of the Collateral securing the obligation under the Indenture, the Notes or any Subsidiary Guaranties thereof.

             (b) Any amendment or waiver shall be effective upon receipt by the Trustee of an Officers' Certificate and Opinion of Counsel from the Company that such amendment or waiver has been authorized by the Company and that the consent of the majority of an aggregate principal amount of the Notes has been obtained, unless such consents specify that they shall become effective at a later date, in which case such amendment or waiver shall become effective in the terms of such consent, and upon execution of a supplemental Indenture in the case of an amendment to this Indenture.

             (c)  After an amendment or waiver under this
   Section 9.02 becomes effective, the Company shall mail to Noteholders a notice briefly describing the amendment or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any supplemental indenture.

             (d) It shall not be necessary for the consent of the Noteholders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

             Section 9.03. Consideration for Consent. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as and inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

             Section 9.04.  Compliance with Trust Indenture
   Act. Every amendment to this Indenture or the Notes shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

             Section 9.05. Revocation and Effect of Consents. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by the Noteholder and every subsequent Holder of a Note or portion of a Note that evidences the same Indebtedness as the consenting Noteholders's Note, even if notation of the consent is not made on any Note. However, any such Noteholder or subsequent Noteholder may revoke the consent as to his Note or portion of a Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers' Certificate certifying that the Noteholders of the requisite principal amount of Notes have consented to the amendment or waiver.

             The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to consent to any amendment or waiver. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be Noteholders after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consents from Noteholders of the principal amount of Notes required hereunder for such amendment or waiver to be effective shall have also been given and not revoked within such 90-day period.

             After an amendment, supplement or waiver becomes effective it shall bind every Noteholder, unless it is of the type described in any of clauses (i) through (ix) of
   Section 9.02 hereof, in which case, the amendment, supplement or waiver shall bind each Noteholder of a Note who has consented to it and every subsequent Noteholder of a Note that evidences the same Indebtedness as the consenting Noteholder's Note; provided that any such waiver shall not impair or affect the right of any Noteholder to receive payment of principal of, premium (if any) and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Noteholder.

             Section 9.06. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate the Notes that reflect the amendment or waiver.

             Section 9.07.  Trustee Protected.  The Trustee
   shall sign all supplemental indentures, except that the

   Trustee need not sign any supplemental indenture that adversely affects its rights. An Opinion of Counsel and an Officers' Certificate shall be furnished to the Trustee stating that such supplemental indenture is permitted hereunder and all conditions precedent have been complied with.


                            ARTICLE X

                             SECURITY

             Section 10.01.  Security.  The Notes will be
   secured by the Collateral pursuant to the Related Documents, including (i) the Mortgage executed by the Partnership in favor of the Collateral Trustee creating a first priority Lien on the Hotel Assets (including, without limitation, its fee and leasehold interests as well as interests in all furniture, furnishings, fixtures, equipment and other personal property, which are not subject to any Lien permitted to be granted under Section 4.07 in favor of any third party lender providing financing for the acquisition or the lease thereof), and (ii) the pledge by the Company of all of the outstanding shares of Capital Stock of CPPI pursuant to the Company Pledge Agreement. The obligations of CPPI under the CPPI Guaranty will be secured by (x) a collateral assignment of the Wraparound Mortgage and (y) a Lien on the Claridge's gaming and other assets, which Lien will be subordinated to liens that may be placed on those gaming and other assets to secure a working capital facility in an amount of up to $7.5 million. The Notes will also be secured by a mortgage representing a first priority lien on the Contemplated Expansion. In the case of a Project Expansion, the Notes will be secured by a lien that is senior or pari passu with the liens securing any Indebtedness incurred to finance the costs of such expansion, as contemplated in Section 4.07 hereof. The collateral for the Notes will not include (i) certain gaming equipment which has been financed by third parties and is pledged to those parties or (ii) any New Project.

             Each Holder of the Notes, by its acceptance thereof, consents and agrees to the terms of the Related Documents (including without limitation the provisions providing for the release of the collateral provided for herein and therein) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee and the Collateral Trustee to perform their respective obligations and exercise their rights under the Related Documents in accordance therewith; provided, however, that if any provision of the

   Related Documents limits, qualifies or conflicts with the duties imposed by the provisions of the TIA, the TIA shall control.

             Section 10.02. Recording, etc. The Guarantors and the Company will cause the applicable Related Documents including the Mortgage and any financing statements, all amendments or supplements to each of the foregoing and any other similar security documents as necessary, to be registered, recorded and filed and/or re-recorded, re-filed and renewed in such manner and in such place or places, if any, as may be required by law or reasonably requested by the Trustee or the Collateral Trustee in order fully to preserve and protect the Lien of the Collateral Trustee securing (for the ratable benefit of the Noteholders) the Notes or the Subsidiary Guaranties and to effectuate and preserve the security of the Noteholders and all rights of the Trustee and the Collateral Trustee.

             The Company, the Guarantors and any other obligors shall furnish the Trustee and the Collateral Trustee:

             (a) promptly after the execution and delivery of this Indenture, and promptly after the execution and delivery of any other instrument of further assurance or amendment, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, this Indenture, the Mortgage and applicable Related Documents and all other instruments of further assurance or amendment have been properly recorded, registered and filed, as appropriate, to the extent necessary to make effective the Lien intended to be created by such Related Documents and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that as to such Related Documents and such other instruments such recording, registering and filing are the only recordings, registerings and filings necessary to give notice thereof and that no re-recordings, re-registerings or re-filings are necessary to maintain such notice, and further stating that all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the rights of the Noteholders and the Trustee hereunder and under the Related Documents or (ii) stating that, in the opinion of such counsel, no such action is necessary to make any other Lien created under any of the Related Documents effective as intended by such Related Documents; and

             (b) within 30 days after January 1 in each year beginning with the year 1995, an Opinion of Counsel, dated as of such date, either (i) stating that, in the opinion of such counsel, such action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of this Indenture and all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of this Indenture and the Related Documents and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the rights of the Holders and the Trustee hereunder and under the Related Documents or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien.

             Section 10.03. Protection of the Trust Estate. The Trustee and the Collateral Trustee shall have the power to enforce the obligations of the Guarantors, the Company or any Subsidiary under this Indenture or the Related Documents, to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral under any of the Related Documents and in the profits, rents, revenues and other income arising therefrom, including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair any Collateral or be prejudicial to the interests of the Noteholders or the Trustee, to the extent permitted thereunder. Upon receipt of notice that the Company or CPPI is not in compliance with any of the requirements of the Mortgage with respect to maintenance of insurance, the Trustee may, but shall have no obligation to purchase, at the Company's expense, such insurance coverage necessary to comply with the appropriate section of the respective Mortgage.

             Section 10.04.  Release of Lien.  (a)  Subject to
   the provisions of Section 9.02(a), Collateral may be released from the Lien and security created by this Indenture and the Related Documents at any time or from time to time in accordance with the provisions of the Related
   Documents, the TIA and as provided hereby.

             (b) Upon the request of the Company pursuant to an Officers' Certificate and an Opinion of Counsel certifying that all conditions precedent hereunder have been met (and at the sole cost and expense of the Company) and upon the satisfaction of such conditions precedent hereunder, the Trustee or the Collateral Trustee, as the case may be, may release (i) Collateral which is the subject of an Ordinary Course Sale or an Asset Sale, provided that the Net Proceeds from any such Asset Sale are applied in accordance with Section 4.10 hereof, (ii) Collateral which may be released pursuant to Section 5.02 of the Collateral Trust Agreement, (iii) Collateral which may be released with the consent of the Noteholders pursuant to Article 9 hereof, and (iv) all Collateral (except as provided in Article 8 hereof) upon discharge or defeasance of this Indenture in accordance with Article 8 hereof.

             (c) Upon receipt of such Officers' Certificate, the Trustee or the Collateral Trustee, as the case may be, must execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Related Documents.

             (d) The release of any Collateral from the terms of this Indenture and the Related Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof. To the extent applicable, the Company, the Guarantors and any other obligor shall cause TIA section 314(d) relating to the release of property from the Lien arising out of the Related Documents to be complied with. Any certificate or opinion required by TIA section 314(d) may be made by the Chairman of the Board, any Vice Chairman of the Board, the President, any Vice President, the Treasurer or Secretary of the Company or the Guarantors, provided, however, that to the extent required TIA section 314(d), any such certificate or opinion shall be made by an independent engineer, appraiser or other expert (as such terms are set forth in TIA section 314(d)), who is not an Affiliate of the Company or the Guarantors.

             Whenever Collateral is to be released pursuant to this Section 10.04, the Trustee or the Collateral Trustee, as the case may be, will execute any reasonable document or termination statement necessary to release the Lien of this Indenture and Related Documents.

                            ARTICLE XI

                      Subsidiary Guaranties

             Section 11.01. Subsidiary Guaranties. Subject to the provisions of this Article 11, each Guarantor hereby unconditionally guarantees (such guaranty being the "Subsidiary Guaranties") to each Noteholder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, that: (i) the principal of, premium if any, and interest on the Notes will be paid in full when due, whether at the maturity or interest payment or redemption or repurchase date, by acceleration, call for redemption or otherwise, and interest on the overdue principal of and interest, if any, on the Notes and all other obligations of the Company to the Noteholders or the Trustee under this Indenture, the Related Documents, or the Notes will be promptly paid in full or performed, all in accordance with the terms of this Indenture, the Related Documents, and the Notes; (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, they will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise; and (iii) the payment of any and all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Noteholder in enforcing any rights under the Subsidiary Guaranties and any other amounts payable by the Company to the Trustee pursuant to this Indenture. Failing payment when due of any amount so guarantied for whatever reason, the Guarantors will be obligated to pay the same whether or not such failure to pay have become an Event of Default which could cause acceleration pursuant to Section
   6.02 hereof. The Guarantors agree that this is a guaranty of payment and not a guaranty of collection. The obligations of each Guarantor under its Subsidiary Guarantee will rank senior in right of payment to all subordinated indebtedness of such Guarantor and pari passu in right of payment to all other senior indebtedness of such Guarantor.

             The obligations of each Guarantor hereunder shall
   be unconditional and absolute and, without limiting the
   generality of the foregoing, shall not be released,
   discharged or otherwise affected by:

             (i)  any extension, compromise, waiver or
        release in respect of any obligation of the Company or any other Guarantor under this

        Indenture or any Note, by operation of law or otherwise;

            (ii)  any modification or amendment of or
        supplement to this Indenture or any Note;

           (iii)  any release, non-perfection or
        invalidity of any direct or indirect security for any obligation of the Company or any other
        Guarantor under this Indenture or any Note;

            (iv)  any change in the corporate existence,
        structure or ownership of the Company or any other
        Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or any other Guarantor or their respective assets or any resulting release or discharge of any obligation of the Company or any other Guarantor contained in this Indenture or any Note;

             (v)  the existence of any claim, set-off or
        other rights which such Guarantor may have at any time against the Company, any other Guarantor, the Trustee, the Partnership, any Noteholder or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

            (vi)  any invalidity or unenforceability
        relating to or against the Company or any other
        Guarantor for any reason of this Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company or any other Guarantor of the principal of or premium or interest on any Note or any other amount payable by the Company or any other Guarantor under this Indenture; or

           (vii)  any other act or omission to act or
        delay of any kind by the Company, any other
        Guarantor, the Trustee, the Partnership, any Noteholder or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Guarantor's obligations hereunder.

             SECTION 11.02.  Discharge Only Upon Payment In
   Full; Reinstatement In Certain Circumstances.  Subject to

   Section 4.15(b), each Guarantor's obligations hereunder shall remain in full force and effect until the Indenture shall have terminated and the principal of and premium and interest on the Notes and all other amounts payable by the Company under this Indenture shall have been paid in full. If at any time any payment of the principal of or premium or interest on any Note or any other amount payable by the Company under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

             SECTION 11.03. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

             SECTION 11.04.  Subrogation; Contribution.
   (a) Upon making any payment hereunder in respect of its Guarantee, each Guarantor (i) shall be subrogated to the rights of the payee against the Company with respect to such payment and (ii) shall be entitled to a contribution from each other Guarantor in an amount pro rata, based upon the net assets of each Guarantor, at the time of the payment giving rise to such right of contribution (determined in accordance with generally accepted accounting principles as in effect on the date of such determination). Upon making any contribution hereunder to a Guarantor that has made any payment in respect of its Guarantee (a "Paying Guarantor"), each Guarantor shall become vested with the Paying Guarantor's subrogation rights against the Company to the extent of the amount of such contribution.

             (b) No Guarantor shall enforce any right against the Company or any other Guarantor or receive any payment by way of subrogation or contribution until all amounts of principal of and premium and interest on the Notes and all other amounts payable by the Company under this Indenture have been paid in full.

             SECTION 11.05.  Stay of Acceleration.  If
   acceleration of the time for payment of any amount payable by the Company under this Indenture or any Note is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Trustee made at the request of the requisite number of Noteholders.


                           ARTICLE XII

                          MISCELLANEOUS

             Section 12.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

             Section 12.02.  Notices.  Any notice or
   communication by the Company, the Guarantors or the Trustee to the other parties hereto is duly given if in writing and delivered in Person or mailed by first-class mail to such party's address stated in Section 12.10 hereof. The Company, the Guarantors or the Trustee by notice to any other party hereto may designate additional or different addresses for subsequent notices or communications.

             Any notice or communication to a Noteholder shall be effectively given if mailed by first-class mail to the address shown on the register kept by the Registrar.
   Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.

             Except for a notice to the Trustee, which is deemed to be given only when received, if a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

             If the Company or the Guarantors mails a notice or communication to Noteholders, it shall mail a copy to the Trustee, and each Agent at the same time.

             All other notices or communications shall be in writing.

             Section 12.03. Communication by Noteholders with Other Noteholders. Noteholders may communicate pursuant to TIA section 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Company, the

   Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA section 312(c).

             Section 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or the Guarantors to the Trustee to take any action under this Indenture, the Company or the Guarantors shall furnish to the Trustee at the request of the Trustee:

             (a) an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with in all material respects; and

             (b) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with in all material respects.

             Section 12.05.  Statements Required in Certificate
   or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

             (a)  a statement that the person making such
        certificate or opinion has read such covenant or condition;

             (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

             (c) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with in all material respects; and

             (d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with in all material respects;

   provided, however, that with respect to matters of law, an Officers' Certificate may be based upon an Opinion of Counsel, unless the signers know, or in the exercise of reasonable care should know, that such Opinion of Counsel is erroneous, and provided further, that with respect to matters of fact an Opinion of Counsel may rely on an Officers' Certificate or certificates of public officials, unless the signer knows, or in the exercise of reasonable care should know, that any such document is erroneous.

             Section 12.06. Rules by Trustee, the Registrar and Paying Agents. The Trustee may make reasonable rules for action by or a meeting of Noteholders. Any Agent may make reasonable rules and set reasonable requirements for its functions.

             Section 12.07. Legal Holidays. A "Legal Holiday" is a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

             Section 12.08. No Recourse Against Others. A director, officer, employee or shareholder as such of any of the Company or the Guarantors shall not have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture or any Related Document or for any claim based on, in respect of or by reason of such obligations or their creation. Each Noteholder by accepting a Note irrevocably waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

             Section 12.09. Counterparts. This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

             Section 12.10.  Variable Provisions.  The Company
   initially appoints the Trustee as Paying Agent and Registrar. The Trustee will initially act as Authenticating
   Agent.

             The first certificate pursuant to Section 4.03 hereof shall be for the fiscal year ending on December 31, 1994.

             The reporting date for Section 7.06 hereof is May 15 of each year. The first reporting date is May 15, 1994.

             The Trustee or, in the case of a corporation included in a bank holding company system, shall, always have a combined capital and surplus of at least $25,000,000 as set forth in its most recent published annual report of condition.

             The Company's address:

                  The Claridge Hotel & Casino Corporation
                  Boardwalk and Park Place
                  Atlantic City, New Jersey 08401
                  Attn:  Raymond A. Spera
                         Frank Bellis, Jr., Esq.

             CPPI's address is:

                  The Claridge at Park Place, Incorporated
                  Boardwalk and Park Place
                  Atlantic City, New Jersey 08401
                  Attn:  Raymond A. Spera
                         Frank Bellis, Jr., Esq.

             The Trustee's address is:

                  IBJ Schroder Bank & Trust Company
                  One State Street
                  New York, New York 10004
                  Attn:  Corporate Trust and Agencies
                         Administration

             Section 12.11. Governing Law. The internal laws of the State of New York shall govern this Indenture, the Notes and the Subsidiary Guaranties, without regard to the conflicts of laws rules thereof. Each of the Company and the Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court sitting in the First Judicial Department or any federal court in the Southern District of New York in respect of any suit, action or proceeding arising out of or in relation to this Indenture or the Subsidiary Guaranties if such suit, action or proceeding is commenced by the trustee or the Noteholders in such jurisdiction or if the Company or any of the Guarantors commences any such suit, action or proceeding, and each of the Company or any of the Guarantors commences any such suit, action or proceeding, and each of the Company and the Guarantors irrevocably agrees that all claims in respect of any such suit, action or proceeding commenced in such jurisdiction by such parties may be heard and determined in any such court. Each of the Company and the Guarantors irrevocably waives, to the fullest extent it may effectively to do so under applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum. The two immediately preceding sentences shall not be read to prohibit the Trustee or the Noteholders from commencing any action in any other jurisdiction which the Trustee or the Noteholders, as the case may be, may deem appropriate. The Company and CPPI irrevocably consent to the service of any and all process in any such action or proceeding in or of the State of New York by the delivery of copies of such process to the Company or CPPI, as the case may be, at their respective addresses specified in Section 12.10.

             Section 12.12. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary except as expressly state herein. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

             Section 12.13.  Successors.  All agreements of the
   Company in this Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

             Section 12.14.  Severability.  In case any
   provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

             Section 12.15. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table, and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

             Section 12.16. Benefits of Indenture. Nothing in this Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and there successors hereunder, and the Noteholders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

             Section 12.17. Amendment to Related Documents. Unless the context otherwise requires, any references to any of the Related Documents or any document the form of which is set forth as an Exhibit hereto shall be deemed to be a reference to such Related Document or other document as it may be amended, supplemented or modified from time to time as permitted by this Indenture.

             Section 12.18.  Casino Control Act.
   Notwithstanding the provisions of Section 12.12 hereof, each of the provisions of this Indenture is subject to and shall be enforced in compliance with the provisions of the Casino Control Act and the regulations promulgated thereunder, unless such provisions are in conflict with the TIA, in which case the TIA shall control. The Notes are to be held subject to the conditions that if a holder thereof is found to be disqualified by the Casino Control Commission pursuant to the provisions of the Casino Control Act, such holder shall dispose of the Notes in accordance with the provisions of Section 3.08 hereof. The Company shall have the right to repurchase the Notes at the lowest of (i) the principal amount thereof, (ii) the amount which the disqualified Holder or beneficial owner paid for the Note(s), together with accrued interest up to the date of the determination of disqualification, or (iii) the market value of such Note(s), in the event that the Casino Control Commission disapproves a transfer of the Notes in accordance with the provisions of the Casino Control Act.

                            SIGNATURES



             IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

                         THE CLARIDGE HOTEL AND CASINO
                           CORPORATION
                              as Issuer


   (SEAL)                By:  _____________________________
                              Name:
                              Title


                         THE CLARIDGE AT PARK PLACE,
                           INCORPORATED
                              as Guarantor


   (SEAL)                By:  ______________________________
                              Name:
                              Title:


                         IBJ SCHRODER BANK & TRUST COMPANY
                              as Trustee


                         By:  ______________________________
                              Name:
                              Title

   THE CLARIDGE HOTEL AND CASINO CORPORATION


   STATE OF NEW YORK   )
                       ) ss:
   COUNTY OF NEW YORK  )

             Personally appeared before me, the undersigned authority in and for the said county and state, on this ____ day of __________, 1994, within my jurisdiction, the within named __________________________ who acknowledged that he is __________________________ of The Claridge Hotel and Casino Corporation, a New York Corporation, and that for and on behalf of the said corporation, and as its act and deed he executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.


                                 ____________________________
                                 NOTARY PUBLIC

   My Commission expires:


   ________________________
   (Affix official seal, if applicable)

   THE CLARIDGE AT PARK PLACE, INCORPORATED


   STATE OF NEW YORK   )
                       ) ss:
   COUNTY OF NEW YORK  )

             Personally appeared before me, the undersigned authority in and for the said county and state, on this ____ day of _______________, 1994, within my jurisdiction, the within named __________________________ who acknowledged that he is _________________________ of The Claridge at Park Place, Incorporated, a New Jersey corporation, that for and on behalf of the said corporation, and as its act and deed he executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.


                                 ____________________________
                                 NOTARY PUBLIC

   My Commission expires:


   ________________________
   (Affix official seal, if applicable)

   IBJ SCHRODER BANK & TRUST COMPANY


   STATE OF NEW YORK   )
                       ) ss:
   COUNTY OF NEW YORK  )

             Personally appeared before me, the undersigned authority in and for the said county and state, on this ____ day of _______________, 1994, within my jurisdiction, the within named __________________________ who acknowledged that (he)(she) is ________________________ of IBJ Schroder
   Bank & Trust Company, a New York banking corporation and that for and on behalf of the said corporation, and as its act and deed (he)(she) executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.


                                 ____________________________
                                 NOTARY PUBLIC

   My Commission expires:


   ________________________
   (Affix official seal, if applicable)

								     EXHIBIT A

                                  (Face of Note)

                     THE CLARIDGE HOTEL AND CASINO CORPORATION

                         __% First Mortgage Note due 2002

  No.____________                                                $______________

              The Claridge Hotel and Casino Corporation, a New York corporation (hereinafter called the "Company", which term includes any successor entity under the Indenture hereinafter referred to), for value received, hereby promises to pay ________________ or registered assigns, the principal sum of ________________ Dollars on ______________, 2002.

  Interest Payment Dates: _________ and _________,  commencing __________, 1994
            Record Dates:  _________ and _________

              Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

              IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers and a facsimile of its seal to be affixed hereto or imprinted hereto.

                                           THE CLARIDGE HOTEL AND CASINO
                                               CORPORATION

                                           By: ___________________________

                                           By: ___________________________

				      (SEAL)

  CERTIFICATE OF AUTHENTICATION

  This is one of the Notes referred
  to in the within mentioned Indenture

  IBJ Schroder Bank & Trust           OR     _____________________________,
    Company, as Trustee                         as Authenticating Agent

  By: _________________________              By: _________________________
        Authorized Signatory

                        (Reverse of Note)


                ___% FIRST MORTGAGE NOTE DUE 2002


          1. Interest. The Claridge Hotel and Casino Corporation (the "Company") promises to pay interest on the principal amount of this Note at the rate and in the manner specified below. Interest on this Note will accrue at ___% per annum from the date this Note is issued until maturity and will be payable semiannually in cash on ___________ and ____________ of each year, or if any such day is not a Business Day on the next succeeding Business Day (each an "Interest Payment Date"). Interest on this Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from ____________, 1994, provided that the first Interest Payment Day shall be ____________, 1994. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand at the rate of 2% per annum in excess of the interest rate then in effect and shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          2. Method of Payment. The Company will pay interest on this Note (except default interest) to the Person who is the registered Holder of this Note at the close of business on the record date for the next Interest Payment Date even if such Note is cancelled after such record date and to collect principal payments on such Notes. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by check payable in such money, and any such check may be mailed to a Holder's registered address.

          3. Paying Agent and Registrar. IBJ Schroder Bank & Trust Company (the "Trustee") will initially act as the Paying Agent and Registrar. The Company may appoint additional paying agents or co-registrars, and change the Paying Agent, any additional paying agent, the Registrar or any co-registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

          4.   Indenture.  The Company issued the Notes under an
Indenture, dated as of __________, 1994 (the "Indenture"), by and among the Company, as issuer of the Notes, The Claridge at Park
Place, Incorporated as guarantor of the Company's obligations under the Indenture and the Notes, and the Trustee. The terms of the Note include those stated in this Indenture and those made part of this Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code sectionsection 77aaa-77bbbb) as in effect on the date of the original issuance of the Notes (the "Trust Indenture Act").
The Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders are referred to this Indenture and the Trust Indenture Act for a statement of such terms (all capitalized terms not defined herein shall have the meanings assigned them in this Indenture). The Notes are senior secured general obligations of the Company limited to $85,000,000 in aggregate principal amount.

          5. Redemption Provisions. The Notes are not redeemable at the Company's option prior to ________, 1998 except as may be required by a Gaming Authority as provided below. The Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on __________ of the years indicated below:

            Year                          Percentage
            ----                          ----------
         1998  . . . . . . . . . . . .       ___%

         1999  . . . . . . . . . . . .       ___%

         2000  . . . . . . . . . . . .       ___%
         2001 and thereafter . . . . .       100%

          If any Gaming Authority requires that a holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and the holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority, or if such holder or such beneficial owner is not so licensed, qualified or found suitable, the Company shall have the right, at is option, (i) to require such holder or beneficial owner to dispose of such holder's or beneficial owner's Notes without 30 days of receipt of such notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or (ii) to call for the redemption of the Notes of such holder or beneficial owner at the lesser of the principal amount thereof or the price at which such holder or beneficial owner acquired the Notes, together with, in either case, accrued interest to the earlier of the date of redemption or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice or redemption, if so ordered by such Gaming Authority. The Company is required under the Indenture to notify the Trustee in writing of any such redemption as soon as practicable. Any holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

          6. Mandatory Redemption. The Notes are subject to mandatory redemption if at any time the Company determines that principal payments scheduled to be made on the Wraparound Mortgage (other than principal payments scheduled to be made at the final maturity of the Wraparound Mortgage) during the 180-day period immediately following that determination will cause the aggregate principal amount of the indebtedness secured by the Wraparound Mortgage to be less than the aggregate principal amount of the Notes, in an amount which, after giving effect to the redemption and the principal payments (other than principal payments scheduled to be made at the final maturity of the Wraparound Mortgage) scheduled to be made during the 180-day period on the indebtedness secured by the Wraparound Mortgage, will cause the aggregate principal amount of the Notes to be less than the aggregate principal amount of indebtedness secured by the Wraparound Mortgage. Any Notes redeemed in this way will be selected by lot. The redemption price will be 100% of principal amount, plus accrued and unpaid interest to the date of redemption, plus (i) if so redeemed prior to __________, 1998, the Applicable Premium or (ii) if so redeemed on or after _____, 1998 the premium, if any, that would otherwise be payable in the case of an optional redemption by the Company on such date. The maximum aggregate principal amount of Notes that may be redeemed pursuant to this provision is $10 million.

          Except as provided above and as set forth below under "Annual Excess Cash Tender" and "Redemption or Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payment with respect to the Notes.

          7. Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

          8. Annual Excess Cash Tender. Beginning in 1995 and annually thereafter, the Company will make an offer (an "Excess Cash Offer") to all holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of an amount equal to 50% of the Company's Excess Cash from the immediately preceding fiscal year (the "Available Excess Funds"), at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof (the "Cash Offer Amount"). The Commencement Date for any Excess Cash Offer shall be the date specified in a notice given by the Company to the Trustee in accordance with Section 3.11(d) hereof and shall be not later than 30 days after the publication of the Company's audited financial statements for the immediately preceding fiscal year. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Offer is less than the Available Excess Funds, the Company may use the remaining amount for general corporate purposes. If the aggregate principal amount of Notes tendered by holders in response to an Excess Cash Offer exceeds the amount of Available Excess Funds, the Trustee will select the Notes to be purchased on a pro rata basis. No Excess Cash Offer shall be required to be made to the extent the Excess Cash for the immediately preceding fiscal year is less than $10 million. Excess Cash from any fiscal year shall not be carried forward or be used to compute Excess Cash in any subsequent fiscal year.

          9. Redemption or Repurchase at the Option of the Holder. (a) Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company shall mail a notice to each holder specifying certain matters required by Section 4.14 of the Indenture.

          (b) Upon the receipt of any Net Proceeds from any Asset Sale that are not reinvested as provided in Section 4.10(b) of the Indenture and where the aggregate amount of such Net Proceeds (the "Excess Proceeds") exceeds $10 million, the Company will make an offer (an "Asset Sale Offer") to (i) all holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds or (ii) at the Company's option, make an Asset Sale Offer to redeem outstanding Notes and Pari Passu Indebtedness, on a pro rata basis in relation to the outstanding aggregate principal amount of such Indebtedness and the aggregate principal amount of the Notes then outstanding, in each case at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero.

          (c) Holders may tender all or, subject to Section ___ below, any portion of their Notes in an Offer by completing the form below entitled "OPTION OF HOLDER TO ELECT PURCHASE".

          (d) Promptly after consummation of any Offer, (i) the Paying Agent shall mail to each Holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for, plus any accrued and unpaid interest on, such Notes,
(ii) with respect to any tendered Note not accepted for payment in whole or in party, the Trustee shall return such Note to the Holder thereof, and (iii) with respect to any Note accepted for payment in part, the Trustee shall authenticate and mail to each such Holder a new Note equal in principal amount to the unpurchased portion of the tendered Note.

          (e) The Company will (i) announce the results of the Offer to Holders on or as soon as practicable after the Purchase Date, and (ii) comply with Rule 14E-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations to the extent applicable to any Offer.

          10.  Persons Deemed Owners.  The registered holder of a
Note may be treated as its owner for all purposes.

          11. Amendments, Supplements and Waivers. Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

          Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note; (iii) alter the provisions with respect to the redemption or repurchase of the Notes in any manner adverse to the holders; (iv) reduce the rate of or change the time for payment of interest on any Note; (v) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (vi) make any Note payable in money other than that stated in the Notes; (vii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the right so holders of Notes to receive payments of principal of or interest on the Notes or make any change in the foregoing amendment and waiver provisions; (viii) waive a redemption payment with respect to any Note; or (ix) directly or indirectly release the Liens on all or substantially all of the Existing Hotel Casino securing the obligations under the Indenture, the Notes or any Subsidiary Guarantee thereof or directly or indirectly release the Liens on all or substantially all of the Collateral securing the obligations under the Indenture, the Notes or any Subsidiary Guarantee thereof.

          Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to holders of Notes in the case of a merger or consolidation, to provide any additional Collateral for the benefit of the holders of Notes, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect, or maintain the qualification of the Indenture under the Trust Indenture Act or to execute and deliver any documents necessary or appropriate to release Liens on any Collateral as permitted by the Indenture.

          12. Security. The Notes are secured by (i) a non-recourse mortgage granted by the Partnership representing a first priority lien on the Hotel Assets (subject to certain permitted exceptions) and (ii) a pledge granted by the Company of all the outstanding shares of capital stock of CPPI. The obligations of CPPI under its guarantee are secured by (x) a collateral assignment of the Wraparound Mortgage and (y) a lien on the Claridge's gaming and other assets, which lien will be subordinated to liens that may be placed on those gaming and other assets to secure a working capital facility in an amount of up to $7.5 million. Each holder of a Note consents and agrees to all of the terms and provisions of each of the Related Documents, as the same may be amended from time to time to pursuant to the provisions of the Related Documents and this Indenture, authorizes and directs the Trustee and the Collateral Trustee to enter into each of the Related Documents to which it is a party and to perform their respective obligations and exercise their respective rights thereunder and in accordance therewith, and agrees that the Collateral may from time to time be released from the Lien of the Indenture and the Related Documents in accordance therewith without notice to the holder.

          13.  Defaults and Remedies.  Events of Default include:
(i) default in payment when due at maturity, upon any redemption, pursuant to the provisions described under "Annual Excess Cash Tender," "Redemption or Repurchase at the Option of Holders," by declaration or otherwise, of principal on the Notes by the Company; (ii) default for 30 days in the payment when due of interest on the Notes or any other amount payable to holders under the Indenture by the Company; (iii) failure by the Company or any Subsidiary thereof or the Partnership for 30 days to comply with any of the other provisions of the Indenture or the Related Documents; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary, or the payment of which is guaranteed by the Company or any Restricted Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay when due principal or interest on such indebtedness within the grace period provided in such indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (B) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.5 million or more; (v) failure by the Company or any Restricted Subsidiary to pay any final judgments aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry; (vi) an event of default under any of the Related Documents; (vii) except as permitted by the Indenture, any guarantee of the Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its guarantee; (viii) the loss or suspension for more than 90 consecutive days of any license required for the operation of the Existing Hotel Casino;
(ix) the cessation of business at the Existing Hotel Casino beyond such time period covered by business interruption insurance; (x) any material default of the Partnership under the Wraparound Mortgage other than the failure of the Partnership to make payments of principal when due upon maturity so long as CPPI may exercise a right of offset in respect thereof under the Claridge Lease, which default continues uncured for a period of 30 days; (xi) any material default of CPPI or the Partnership under the Claridge Lease, which default continues uncured for a period of 30 days (other than by reason of the exercise by CPPI of a right of offset); (xii) failure by the Company to own, directly or indirectly, 100% of the outstanding capital stock of CPPI; (xiii) the termination of the Claridge Lease other than a termination in connection with a Unification Transaction; and
(xiv) certain events of bankruptcy or insolvency with respect to the Company, the Partnership or any of the Company's Restricted Subsidiaries. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all outstanding Notes to be due and payable immediately in an amount equal to the principal amount of and premium, if any, on such Notes, plus any accrued and unpaid interest; provided, however, that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, the principal amount of any premium on, if any, and any accrued and unpaid interest on, the Notes becomes due and payable immediately without further action or notice. Subject to certain exceptions, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it by the indenture, provided that the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders, or would involve the Trustee in personal liability. The Trustee may withhold from Holders notice of any continuing default (except a Payment Default) if it determines that withholding notice is in their interests.

          14. Guarantee. Payment of principal, premium, if any, and interest (including interest on overdue principal and overdue interest, to the extent lawful) on the Notes and all other Obligations of the Company to the Holders or the Trustee under the Indenture and the Notes is, unconditionally guaranteed by the Guarantor pursuant to and subject to terms of Article XI of the Indenture.

          15. Trustee Dealings with Company. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee.

          16. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor shall have any liability for any obligation of the Company under the Indenture or the Notes or for any claim based one, in respect of, or by reason of, such obligation or the creation of any such obligation. Each Holder by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for the Issuance of the Notes.

          17. Successor Substituted. Upon the merger, consolidation or other business combination involving the Company or upon the sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the Company's properties and assets, the Surviving Person (if other than the Company) resulting from such Disposition shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such Surviving Person had been named as the Company in this Indenture.

          18. Governing Law. This Note shall be governed by and construed in accordance with the internal law of the State of New
York, without regard to the conflict of laws provisions thereof.

          19. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

          20. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

          20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed on the securities.

          The Company will furnish to any Holder upon written request and without charge a copy of this Indenture, which has in it the text of Note in larger type. Request may be made to: The Claridge Hotel and Casino Corporation, Indiana Avenue and The Boardwalk, Atlantic City, New Jersey 08041.

                         ASSIGNMENT FORM



          To assign this Note, fill in the form below:


          FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto




_____________________________________________________________________________
Please insert social security or other identifying number of assignee


                 ____________________________________________________________
                          Please print or typewrite name including
                                postal zip code of assignee

                 ____________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ____________________ to transfer said

Note on the books for the Company.  The agent may substitute another to act for him.



Date: ______________     Your Signature:______________________________________
                                        (Sign exactly as your name appears on
                                          the other side of this Note)



Signature Guarantee: _________________________

                OPTION OF HOLDER TO ELECT PURCHASE



          If you elect to have this Note purchased by the Company pursuant to an Excess Cash Offer under Section 3.10 of this Indenture, check the Box: / /

          If you elect to have this Note purchased by the Company pursuant to an Asset Sale Offer under Section 4.10 of this Indenture, check the Box: / /

          If you elect to have this Note purchased by the Company pursuant to a Change of Control Offer under Section 4.14 of this Indenture, check the box: / /

          If you elect to have only part of this Note purchased by the Company pursuant to an Excess Cash Offer, an Asset Sale
Offer or a Change of Control Offer, state the amount (multiples of $1,000 only):


$_____________________


Date:_________________    Your Signature:____________________________________
                                         (Sign exactly as your name appears on
                                         the other sided of this Note)




      Signature Guarantee: _________________________________

                            GUARANTEE



          The "Guarantor", which term includes any successor or assign under the Indenture (the "Indenture") has irrevocably and unconditionally guaranteed the due and punctual payment of the principal of, premium, if any, and interest on ___% First Mortgage Notes Due 2002 (the "Notes") whether at stated maturity, by acceleration or otherwise.

          The obligations of the Guarantor to the Noteholder and to the Trustee pursuant to its Guarantee and the Indenture are expressly set forth in the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

          The Guarantee is a continuing guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns of all of the Company's obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Noteholders and in the event of any transfer or assignment of rights by any Noteholder or the Trustee, the rights and privileges herein conferred upon that party shall automatically assign and be vested in such transferee or assignee, all subject to the terms and condition hereof. This is a guarantee of payment and not a guarantee of collection.

          Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

                         THE CLARIDGE AT PARK PLACE,
                            INCORPORATED
                         As Guarantor



                         By: _____________________________